Registration No. 333-4937


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   ---------
                       PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                   ---------
                              KINARK CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)
                                   ---------

                         DELAWARE                      71-0268502
             (State or Other Jurisdiction           (I.R.S. Employer
           of Incorporation or Organization)     Identification Number)

                                   ---------
                            7060 SOUTH YALE AVENUE
                            TULSA, OKLAHOMA  74136
                                (918) 494-0964
         (Address, Including Zip Code and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                               PAUL R. CHASTAIN
                            CHIEF FINANCIAL OFFICER
                            7060 SOUTH YALE AVENUE
                            TULSA, OKLAHOMA  74136
                                (918) 494-0964
      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent for Service)
                                   ---------
                                   COPY TO:
                             Paul A. Quiros, Esq.
                  Nelson Mullins Riley & Scarborough, L.L.P.
                       1201 Peachtree Street, Suite 2200
                            Atlanta, Georgia  30361
                                (404) 817-6000
                             (404) 817-6050 (Fax)
                                   ---------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE
                                   ---------
     If the only securities being registered in this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
  Title of Each Class of      Amount to be    Proposed Maximum        Proposed Maximum            Amount of
Securities to be Registered    Registered    Price Per Share(1)  Aggregate Offering Price(1)  Registration Fee(2)
Common Stock, $.10 par value   6,066,536           $4.47               $27,117,415.92                 $O

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a). The estimated maximum price per share is calculated in accordance with subsections (c) and (g) of Rule 457 and represents the average of the high and low trading prices of the Common Stock on May 29, 1996.
(2) The registration fee has been paid with the Company's initial filing made on May 31, 1996, and the Company's amended filing made on June 7, 1996.
                                   ---------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

                              KINARK CORPORATION

               Cross Reference Sheet Between Items in Part I of
                          Form S-3 and the Prospectus

        Item Number and Caption                                             Prospectus Caption
1.   Front of Registration Statement and Outside
     Front Cover Page of Prospectus                              Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages of
     Prospectus                                                  Inside Front and Outside Back Cover Pages

3.   Summary Information, Risk Factors and Ratio                 Summary; Risk Factors; Summary Pro Forma
     of Earnings to Fixed Charges                                and Selected Financial Data

4.   Use of Proceeds                                             Use of Proceeds

5.   Determination of Offering Price                             The Rights Offering

6.   Dilution                                                    *

7.   Selling-Security Holders                                    *

8.   Plan of Distribution                                        Outside Front Cover Page; Summary; The
                                                                 Rights Offering

9.   Description of Securities to Be Registered                  Description of Capital Stock

10.  Interests of Named Experts and Counsel                      Legal Matters; Experts

11.  Material Changes                                            Summary; Business Strategy; The Acquisition
                                                                 or Merger

12.  Incorporation of Certain Information by                     Inside Front Cover Page; Description of
     Reference                                                   Capital Stock

13.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities              *

*Omitted because answer is negative or not applicable

               SUBJECT TO COMPLETION, DATED SEPTEMBER ___, 1996
PROSPECTUS
                                    KINARK
                                  CORPORATION
                           __________ COMMON SHARES

     Kinark Corporation ("Kinark" or the "Company") is offering up to 6,066,536 shares, to holders of record as of the close of business on September 27, 1996 (the "Record Date"), of its common stock, $.10 par value per share (the "Common Stock"). Each stockholder will receive one nontransferable right (each, a "Right") for each one share of Common Stock held on the Record Date (the "Rights Offering"), with each such Right entitling the holder thereof to subscribe for and purchase one share of Common Stock (the "Subscription Privilege") for a price of $____ per share (the "Subscription Price"). The Rights will expire at 5:00 p.m. New York City time, on ____________, 1996, unless extended as provided herein (the "Expiration Date"). Based on the Company's 18,000,000 authorized shares of Common Stock and the 7,176,536 shares currently issued and outstanding or reserved for issuance pursuant to the Company's stock option plans (collectively, the "Plans"), if each of the stockholders exercised its Rights in full, the number of shares of Common Stock issued and outstanding and reserved for issuance pursuant to the Plans after the Rights Offering would be 13,243,072 and the number of shares of Common Stock authorized and available for future issuance after the Rights Offering would be 4,756,928. The Rights are evidenced by nontransferable Subscription Cards (the "Subscription Cards") distributed to holders of record on the Record Date with this Prospectus. See "The Rights Offering." There are no assurances
of proceeds to the Company under this Rights Offering.   The Rights Offering
will not close until the Company receives subscriptions for at least $1,500,000 (the "Minimum Proceeds"). Once a holder has exercised any Rights, such exercise may not be revoked, unless there is a material amendment to the terms of this Rights Offering. See "Amendment, Extension and Termination." Holders exercising Rights should complete and return their Subscription Card(s) with payment of the Subscription Price promptly to insure timely receipt and the collection of any funds prior to the Expiration Date.

     The proceeds of this Rights Offering, together with other sources of funds available to the Company, if required, will be used by the Company to offer to acquire the remaining 364 shares, representing approximately 31%, of the capital stock (the "Acquisition") of Rogers Galvanizing Company ("Rogers") not currently owned by the Company, at a cost of approximately $2,584,400 and to pay related fees and expenses, for capital expenditures, for general corporate purposes and, if available, for possible future acquisitions primarily in the galvanizing industry and for repayment of the Company's bank loans. In the event that some or all of the minority stockholders of Rogers decline to accept the Company's offer to purchase the remaining Rogers stock, the Company intends to complete the Acquisition through a merger pursuant to Delaware law (the "Merger"). In the Merger, all of the minority stockholders of Rogers would receive cash for their shares of Rogers stock. The closing of the Rights Offering is contingent upon satisfaction or waiver of certain conditions, including the receipt by the Company of the Minimum Proceeds from the exercise of Rights in this Rights Offering. The Minimum Proceeds represent the funds necessary to acquire shares of Rogers stock exceeding 11.1% of the issued and outstanding Rogers stock, which will allow the Company to own over 80% of Rogers and to consolidate Rogers with the Company for tax purposes and to pay fees and expenses relating thereto and to this Rights Offering. If the Company receives only the Minimum Proceeds, it will immediately offer to acquire up to 188 shares of Rogers stock and use other sources of funds to attempt to complete the Acquisition or Merger as soon as practicable. There are no assurances that the Company will receive the Minimum Proceeds in this Offering. In the event the conditions to the Rights Offering, including receipt of the Minimum Proceeds, have not been satisfied by _______________, 1996, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. See "The Acquisition or Merger" and "Use of Proceeds."

     This document contains a Prospectus of the Company with respect to the shares of Common Stock issuable upon the exercise of the Rights.

     The Company's Common Stock is listed for trading on the American Stock Exchange ("AMEX") under the symbol "KIN." The last reported sales price of the Common Stock on July 26, 1996, was $3.56 per share. The Company anticipates that the shares of Common Stock issued upon the exercise of the Rights will be approved for trading on the AMEX.

     PRIOR TO DECIDING TO EXERCISE RIGHTS AND PURCHASE SHARES OF THE COMMON STOCK, POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH IN "RISK FACTORS" ON PAGE 12 IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. STOCKHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS IN FULL WILL SUFFER SIGNIFICANT DILUTION IN THEIR PROPORTIONATE INTEREST IN THE EQUITY OWNERSHIP AND VOTING POWER OF THE COMPANY. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                           Underwriting Discounts           Proceeds to the
                              Price to Public                 and Commissions(1)               Company(2)
Per Share                      $__________                           N/A                      $__________
Total                          $__________                           N/A                      $__________

(1) See "The Rights Offering - Information Agent" for information with respect to certain contingent fees which could be payable by the Company to Morrow & Co., Inc., the Information Agent for the Rights Offering.

(2) Before deducting expenses of the Rights Offering payable by the Company, estimated to be $300,350. See "Use of Proceeds."
                                   --------
             The date of this Prospectus is _______________, 1996.

THE FOLLOWING INFORMATION APPEARS ALONG THE LEFT BORDER OF THE PRECEDING PAGE:

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the American Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company may be inspected at the office of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission under the Exchange Act (File No. 001-03920) are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on April 1, 1996, as amended by Form 10-K/A filed with the Commission on April 4, 1996, and as further amended by Form 10-K/A filed with the Commission on July 30, 1996; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed with the Commission on May 15, 1996, as amended by Form 10-Q/A filed with the Commission on July 30, 1996; (c) the Company's Current Report on Form 8-K dated February 5, 1996, filed with the Commission on February 20, 1996, as amended by Form 8-K/A filed with the Commission on April 19, 1996; (d) the Company's Current Report on Form 8-K dated February 27, 1996, filed with the Commission on March 13, 1996, as amended by Form 8-K/A filed with the Commission on March 21, 1996, and as further amended by Form 8-K/A filed with the Commission on April 5, 1996; (e) the Company's Current Report on Form 8-K dated April 10, 1996, filed with the Commission on May 8, 1996; (f) the Company's Current Report on Form 8-K dated May 14, 1996, filed with the Commission on May 22, 1996; and (g) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission on August 14, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM MORROW & CO., INC., 909 THIRD AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022-4799 (TELEPHONE (800) 566-
9061).
                              PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. In February and March 1996, the Company acquired 808 shares, representing 68.9%, of the outstanding capital stock of Rogers Galvanizing Company with the proceeds of two private placements. See "Private Placements and Acquisition of Rogers Stock." The Company intends to offer to acquire the remaining 364 shares, or 188 shares if the Company receives the Minimum Proceeds, of outstanding Rogers stock with the proceeds of this Rights Offering or funds from other sources if only the Minimum Proceeds are received (the "Acquisition") at the same price per share paid for the Trust Stock. See "Use of Proceeds." The Company cannot determine how many additional minority stockholders of Rogers will accept the Company's offer, but for purposes of pro forma financial information appearing herein, all of the remaining Minority Stock is assumed to have been purchased. In the event that some or all of the minority stockholders of Rogers decline to accept the Company's offer to purchase the remaining Minority Stock, the Company intends to complete the Acquisition through a merger which would be effected under Section 251 of the Delaware General Corporation Law (the "Merger"). If the Company receives only the Minimum Proceeds it will offer to acquire 188 shares of Minority Stock and will use other sources of funds to attempt to complete the Acquisition or Merger as soon as practicable. See "The Acquisition or Merger."

               PRIVATE PLACEMENT AND ACQUISITION OF ROGERS STOCK

     Pursuant to the Stock Purchase Agreement dated as of August 3, 1994, as amended (the "Rogers Agreement"), by and among the Company and The C.L. Simpson Inter Vivos Revocable Trust and The Alta Rogers Simpson Inter Vivos Revocable Trust (together, the "Trusts"), the Company and the Trusts agreed for the Company to acquire 600 shares, representing 51.2%, of the capital stock of Rogers from the Trusts (the "Trust Stock") for $7,100 a share. In addition, the Company agreed to offer to purchase the remaining shares of Rogers from its minority stockholders (the "Minority Stock") at the same price per share paid for the Trust Stock. The Company acquired the Trust Stock on February 5, 1996, with a portion of the proceeds of a private placement of 2,319,038 shares of the Company's Common Stock at a purchase price of $2.50 a share (the "Private Placement"). Sales pursuant to the Private Placement closed in January and March 1996, with gross proceeds of $5,797,595. In February and March 1996, the Company acquired an additional 208 shares of the Minority Stock, representing an additional 17.7% of the outstanding capital stock of Rogers, with a portion of the proceeds of the Private Placement. Gross proceeds from the Private Placement totalled $5,797,595. The purchase price for 68.9% of the Rogers stock acquired by Kinark with these proceeds was $5,736,800. See "The Private Placement and Acquisition of Rogers Stock."

                                  THE COMPANY

     The Company is a diversified company conducting business in two market segments: galvanizing and chemical storage and distribution. The Company operates its galvanizing business through Boyles Galvanizing Company, a wholly-owned subsidiary ("Boyles"), and Rogers, which is currently a majority owned subsidiary. Boyles and Rogers engage principally in hot dip galvanizing, a process in which iron and steel products are immersed in molten zinc to create an alloyed metal surface which is highly resistant to oxidation or corrosion. Through its wholly-owned subsidiary, Lake River Corporation ("Lake River"), the Company engages in the bulk storage of chemicals. Lake River, located in Chicago, has 233 tanks providing 44 million gallons of liquid storage capacity and 600,000 square feet of warehouse capacity. Lake River also operates bag and drum filling lines for integrated storage, formulating, packaging and distribution of chemicals. The Company recently divested itself of its specialty chemicals subsidiary, Kinpak, Inc. ("Kinpak"), which engaged in the production and packaging of antifreeze, windshield washer fluid and household cleaning products. Cash proceeds in the amount of $850,000 from the sale of Kinpak's assets were received during February 1996 and the buyer assumed the capital lease on Kinpak's plant facilities.

     The Company was incorporated under the laws of the State of Delaware in 1955. The mailing address of the Company's executive offices is P.O. Box 1499, Tulsa, Oklahoma 74101-1499. Its telephone number is (918) 494-0964.

                               BUSINESS STRATEGY


     A key part of the Company's business strategy is to grow its galvanizing business. The acquisition of a majority of the outstanding capital stock of Rogers (the "Rogers Stock") with the proceeds of the Private Placement has created the largest independent galvanizing operation in North America, and management believes that, based on tonnage galvanized, the combined company will have the largest share of the galvanizing market in the five-state region comprised of Texas, Missouri, Kansas, Oklahoma and Arkansas. Rogers has had net profits each year since 1987, with its sales increasing from approximately $7 million in 1987 to $17.6 million for 1995. Acquisition of a portion of the Minority Stock exceeding 11.1% of the outstanding Rogers stock will allow the Company to consolidate the financial results of Rogers with the Company's results for tax purposes. If Rogers earnings continue to increase as described above and earnings for its other subsidiaries continue to increase, this tax consolidation will allow the Company to utilize approximately $5,309,000 in net operating loss carryforwards against future taxable income which will result in tax savings to the Company. Acquisition of all of the remaining Minority Stock would result in the Company owning 100% of Rogers and allow inclusion of 100% of Rogers' future net earnings in the Company's financial statements. Based on Rogers' past earnings and the current favorable market conditions in the galvanizing industry resulting in higher sales, consolidation of Rogers' financial results with the Company's should provide additional net earnings for the Company which would strengthen its operating results. Currently, the Company is able to present only 68.9% of the Rogers net earnings in its operating results, with approximately $225,000 of Rogers net earnings for the period February 1, 1996 through June 30, 1996 attributable to the Minority Stock currently excluded from the Company's consolidated net earnings. As discussed above, the acquisition of all of the remaining Minority Stock would result in the Company owning 100% of Rogers and allow inclusion of 100% of Rogers future net earnings in the Company's financial statements.
Additionally, based on the pro forma combined results of the Company for the most recently completed fiscal year, management believes that the consolidation of financial results will increase the revenues and earnings generated by the Company's galvanizing operations.

     The Company also believes that the acquisition of all or part of the remaining Minority Stock will allow the Company to continue the assimilation of Rogers as a Company subsidiary and allow the Company to realize some economies by consolidating the corporate operations of Rogers into its operations. Management has not determined any specific amount of savings that may result from the integration of Rogers with its Boyles Galvanizing subsidiary, however, the Company is exploring a number of opportunities to reduce expenses and operating costs, including the elimination of duplicate functions, combining administrative functions and redefining the optimum staffing level for each of its eleven (11) galvanizing plants. Management believes that completion of the Acquisition or the Merger and integration of Rogers with the Company will provide additional opportunities to enhance profitability of its galvanizing operations, in part, through the Company's planned standardization of galvanizing processes and operating equipment to achieve more efficient plant operations. These standards will reflect selection of the best production and engineering practices from Rogers and the Company's Boyles Galvanizing subsidiary. Improvement will be measured by reduced raw material costs, increased tonnage output per manhour and reduced operating overhead. In terms of new business development, an integrated sales function should be able to compete more effectively by capitalizing on the strength of the Company's expanded production capacity, faster turn-around service and diverse locations. Centralized purchasing is expected to result in improved allocation and pricing for zinc raw material, chemicals and natural gas supplies, key components utilized in the galvanizing process.

     In addition, completion of the Acquisition or Merger should provide the Company with greater financial and managerial resources to enhance the Company's ability to make future acquisitions of independent galvanizing operations and its ability to make capital expenditures based on Rogers' strong financial position, even if proceeds are not available from this Rights Offering for such purposes. Rogers' total debt to net worth ratio is .61 and debt maturities are staggered to facilitate future refinancing requirements. Approximately 15% of Rogers' term debt bears interest at fixed rates below current market rates. Bank revolving lines of credit totaling $3 million are adequate for current working capital needs, and have unused capacity. In addition, as business opportunities evolve, these revolving lines could be increased by approximately one-third based on Rogers' current asset base. As a measure of the financial strength to be added by the completion of the Acquisition or Merger, Rogers' pre-tax earnings provide better than a 10 times coverage of debt interest expense. The management team is drawn from the experienced management pool available within Rogers and Boyles. Each of these companies will contribute unique functional expertise to complement a new organizational structure with the management depth and capacity to support continued growth in galvanizing, internally and through acquisitions. See "Business Strategy."

                           THE ACQUISITION OR MERGER

     Pursuant to the Rogers Agreement, the Company acquired the Trust Stock from the Trusts for $7,100 per share for an aggregate purchase price of $4,260,000 in cash with a portion of the proceeds of the Private Placement. As part of the Rogers Agreement, the Company agreed to offer to purchase the Minority Stock from the minority stockholders for cash at a price of $7,100 per share, the same price per share paid for the Trust Stock. The Company also acquired an additional 208 shares of the Minority Stock for $1,476,800 in cash with a portion of the proceeds of the Private Placement. If all of the remaining Minority Stock is purchased at the same price per share, the Acquisition price will be $2,584,400. Giving effect to the payment of fees and expenses related to the Rights Offering and the Acquisition of approximately $300,350, the total cost associated with the Rights Offering and the Acquisition or Merger, if necessary, is estimated to be approximately $3,000,000. See "Use of Proceeds." In the event that some or all of the remaining minority stockholders of Rogers decline to accept the Company's offer to purchase the remaining Minority Stock, the Company intends to effect the Merger. The Company would effect the Merger with a wholly-owned subsidiary of the Company pursuant to Delaware law, and all of the Rogers stockholders, including the minority stockholders, would be paid cash consideration for their Rogers common stock in the amount of $7,100 a share. The minority stockholders of Rogers would have the right to exercise dissenters' rights pursuant to Delaware law, which would allow them to challenge the amount of the consideration paid to them for their Minority Stock in the Merger. The stockholders of the Company would have no such rights. The exercise of dissenters' rights by the minority stockholders of Rogers could not prevent the consummation of the Merger, but the exercise of such rights could increase the cost of the Merger and the Acquisition by increasing the amount the Company has to pay for each share of Minority Stock if it were determined that the shares should be valued at an amount greater than $7,100 a share and by increasing the costs associated with the Merger due to the costs that would be incurred resolving the issues raised by the dissenting stockholders if any. See "Risk Factors - Dissenters' Rights." The cost of the Merger should be equivalent to the cost of the Acquisition, unless stockholders perfect their dissenters' rights as described above and it is determined that the shares should be valued at an amount greater than $7,100 a share. However, based on the sales of the Trust Stock and Minority Stock in February and March 1996 at $7,100 a share, the Company believes that the $7,100 per share price represents the value of remaining shares of Minority Stock. See "Risk Factors - Dissenters' Rights." The completion of the Acquisition or the Merger will be funded from the proceeds of the Rights Offering and, if only the Minimum Proceeds are raised, from other sources. The Company will also use a portion of the proceeds of the Rights Offering, if available, for capital expenditures, general corporate purposes, future acquisitions primarily of galvanizing operations and repayment of the Company's bank loans. See "Use of Proceeds" and "Loan Repayments." There can be no assurance that the Company will be able to acquire any or all of the remaining Minority Stock if the Rights Offering is successful without having to effect the Merger as described above, or that the Company will receive sufficient proceeds to fund capital expenditures, for general corporate purposes, to finance additional acquisitions or to repay amounts outstanding under the bank loans. If the Company does not raise the Minimum Proceeds before the Expiration Date of this Rights Offering, all funds received will be promptly returned to the subscribers without any interest thereon or deduction. See "Summary Pro Forma and Selected Consolidated Financial Information" and "The Acquisition or Merger."


                              THE RIGHTS OFFERING


Rights The Company is offering up to 6,066,536 shares of Common Stock to holders of record on September 27, 1996 (the "Record Date"). Each stockholder of the Company will receive one nontransferable right (the "Rights") for each one share of the Common Stock held by such holder as of the close of business on the Record Date. Based on the Company's authorized 18,000,000 shares of Common Stock and 7,176,536 shares issued and outstanding or reserved for issuance pursuant to the Company's stock option plans (collectively, the "Plans") as of the Record Date, if all of the Rights were exercised in full, the number of shares of Common Stock issued and outstanding and reserved for issuance pursuant to the Plans after the Rights Offering would be 13,243,072 and the number of shares of Common Stock authorized and available for future issuance after the Rights Offering would be 4,756,928. The Rights are evidenced by nontransferable Subscription Cards (the "Subscription Cards"). See "The Rights Offering - The Rights" and "The Rights Offering - Subscription Privileges."

Minimum Proceeds                   The Rights Offering will close if the
                                   Company receives subscription payments for at least $1,500,000 of Common Stock. If these Minimum Proceeds are not received on or before the Expiration Date, the Company will promptly return such payments to subscribers without any interest thereon or deduction.

Subscription Price                 $____ in cash per share of Common Stock
                                   subscribed for pursuant to the Subscription
                                   Privilege (the "Subscription Price").  See
                                   "The Rights Offering - The Rights."

Subscription Privilege             Each Right entitles the holder thereof to
                                   purchase one share of Common Stock upon
                                   payment of the Subscription Price (the
                                   "Subscription Privilege").  See "The Rights
                                   Offering - Subscription Privilege."

Non-Transferability of Rights      The Rights are nontransferable.

Record Date                        September 27, 1996, at 5:00 p.m. New York
                                   City time.

Expiration Date                    ________________, 1996, at 5:00 p.m. New
                                   York City time, unless extended (the
                                   "Expiration Date"). The Expiration Date will not be extended beyond ____________, 1996, and if the conditions to the Rights
                                   Offering have not been satisfied by
                                   ____________, 1996, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. The Company will notify stockholders of any extension of the Expiration Date of the Rights Offering through the issuance of a press release indicating such extension. See "The Rights
                                   Offering - Expiration Date."

Procedure for Exercising Rights    Rights may be exercised by the holder by
                                   properly completing and signing the
                                   Subscription Card evidencing the Rights and forwarding such Subscription Card (or following the Guaranteed Delivery Procedures described herein), with payment of the Subscription Price for each share of Common
                                   Stock subscribed for pursuant to the
                                   Subscription Privilege to Chemical Mellon
                                   Shareholder Services, L.L.C. (the
                                   "Subscription Agent") on or prior to the Expiration Date. If the mail is used to forward Subscription Cards, it is recommended that insured, registered mail be used. No interest will be paid on funds delivered in payment of the Subscription
                                   Price.  ONCE A HOLDER HAS EXERCISED ANY
                                   RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED
                                   UNLESS THE COMPANY FILES A POST-EFFECTIVE
                                   AMENDMENT TO ITS REGISTRATION STATEMENT
                                   RELATED TO THIS RIGHTS OFFERING WHICH
                                   INCLUDES A MATERIAL CHANGE IN THE TERMS OF
                                   THE RIGHTS OFFERING (A "MATERIAL
                                   AMENDMENT").  IN THE CASE OF A MATERIAL
                                   AMENDMENT, THE COMPANY WILL EXTEND THE
                                   EXPIRATION DATE FOR A REASONABLE PERIOD OF
                                   TIME (AT LEAST TEN (10) DAYS) TO ALLOW THE
                                   HOLDERS OF RIGHTS TO EVALUATE THE MATERIAL
                                   AMENDMENT AND TO REVOKE THE EXERCISE OF
                                   THEIR RIGHTS, IF DESIRED.  See "The Rights
                                   Offering - Exercise of Rights" and "The
                                   Rights Offering - Revocation."

Procedure for Exercising Rights by
  Foreign and Certain Other
  Stockholders                     Subscription Cards will not be mailed to
                                   holders of Common Stock whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise the Rights represented thereby, such holders must contact the Subscription
                                   Agent on or prior to 5:00 p.m. New York City time, on ________________, 1996. See "The
                                   Rights Offering - Foreign and Certain Other
                                   Stockholders."

Persons Holding Common Stock and
  Wishing to Exercise Rights
  Through Others                   Holders who hold shares of the Common Stock
                                   for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the holder of such Right shall complete Subscription Cards and submit them to the Subscription Agent with the proper payment. See "The Rights Offering -
                                   Exercise of Rights."

Issuance of Common Stock           Certificates representing shares of the
                                   Common Stock purchased pursuant to the valid exercise of the Rights will be delivered to subscribers as soon as practicable after the Expiration Date and the conditions to the Rights Offering have been satisfied. See
                                   "The Rights Offering - Subscription
                                   Privilege."

Subscription Agent                 ChaseMellon Shareholder Services, L.L.C.

Information Agent                  Morrow & Co., Inc. (Telephone number: (800)
                                   566-9061).

Common Stock to be Outstanding
  After the Rights Offering        The exact number of shares outstanding after
                                   completion of the Rights Offering depends upon the number of shares sold herein. Two scenarios are presented: (i) 12,133,072 shares assuming the issuance of all of the shares offered hereby; and (ii) _________ shares assuming the issuance of _________
                                   (or ___%) of the shares offered hereby,
                                   representing the number of shares that would be issued if subscriptions were received for the Minimum Proceeds. See "The Rights
                                   Offering - Shares of Common Stock
                                   Outstanding After the Rights Offering" and
                                   "Risk Factors - Impact of Rights Offering on
                                   Holders of Common Stock."  None of the
                                   officers or directors of the Company have indicated to the Company whether or not they intend to exercise their Rights, and therefore, there can be no assurance that the Company will receive any proceeds from this Rights Offering.

AMEX Symbol for the Common Stock   KIN

Use of Proceeds                    The proceeds from the sale of the Common
                                   Stock in the Rights Offering will be used by the Company to acquire shares of Rogers stock exceeding 11.1% of Rogers' issued and outstanding stock if only the Minimum
                                   Proceeds are received, and if available, to complete the Acquisition or the Merger, to pay related fees and expenses, to pay for capital expenditures, if for future acquisitions primarily of galvanizing operations and for repayment of outstanding amounts pursuant to the Company's loans.
                                   The Company may attempt to acquire shares of Minority Stock before the closing of this Rights Offering through the use of funds from a bridge loan or by issuing a promissory note for the purchase price of such shares. If the Company pursues one of these alternatives, a portion of the proceeds from this Rights Offering will be used to repay such bridge loan or promissory note. See "Use Of Proceeds," and "The
                                   Acquisition or Merger."  There are no
                                   assurances of proceeds to the Company under the Rights Offering or that the Company will be able to acquire all of the remaining
                                   Minority Stock, without effecting the
                                   Merger.

Conditions to the Rights Offering  The issuance of shares pursuant to the
                                   Rights Offering is subject to the following conditions: (i) the receipt of the Minimum Proceeds; and (ii) the absence of any suit or other action seeking to enjoin the Rights Offering, the Acquisition or the Merger. In the event that the foregoing conditions to the Rights Offering have not been satisfied by _________, 1996, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. See "The Rights Offering - Conditions to the Rights Offering."

Amendment, Extension and           The Company may amend, extend or terminate
Termination                        the Rights Offering at any time prior to the
                                   Expiration Date in the Board of Directors' discretion or if the conditions to the Rights Offering have not been satisfied.
                                   See "The Rights Offering - Amendment,
                                   Extension and Termination." The Company will file a post-effective amendment to its Registration Statement related to this
                                   Rights Offering to reflect any Material
                                   Amendment.  Any extension of the Rights
                                   Offering will relate to providing additional time (at least ten (10) days) for shareholders to evaluate a Material
                                   Amendment and to revoke the exercise of
                                   their Rights, if desired. The Company will not terminate the Rights Offering after receipt of the Minimum Proceeds unless a suit or other action seeking to enjoin the Rights Offering, Merger or Acquisition is filed. The Company will issue a press release with respect to any amendment, extension or termination of the Rights
                                   Offering.

Risk Factors                       A purchase of the Common Stock involves a
                                   substantial degree of risk.  See "Risk
                                   Factors" for certain factors that a
                                   potential investor should carefully
                                   consider.
       SUMMARY PRO FORMA AND SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (In thousands, except share and per share data)

     The Company's pro forma combined financial data set forth below and on the following page should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere herein. Such pro forma data do not purport to present the financial position or results of operations of the Company had the transactions assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected in the future. The pro forma combined financial data have been prepared showing the acquisition of all the remaining Minority Stock, and are presented assuming the Acquisition or Merger is funded either (i) by the proceeds of the sale of all of the shares offered hereby (the "Maximum Case") or (ii) by the proceeds of the sale of 500,000 of the shares offered hereby, assuming a Subscription Price of $3.00 per share to achieve the Minimum Proceeds (the "Minimum Case"). The summary historical data presented below and on the following pages have been derived from the Company's Consolidated Financial Statements and notes thereto incorporated by reference herein and Rogers' Consolidated Financial Statements and notes thereto included elsewhere herein, and should be read in conjunction therewith.

               Pro Forma
                                                                For the Six Months Ended June 30, 1996
                                                             Maximum Case(2)                               Minimum Case(3)
                                        Kinark         Rogers            Pro Forma      Pro Forma      Pro Forma       Pro Forma
                                      Historical     Historical(1)     Adjustments      Combined      Adjustments      Combined
Sales                                  $23,754         $1,603               $-          $25,357            $-          $25,357
Costs and expenses                      21,947          1,752               (15)         23,684            (33)         23,666
Other expenses                             428             21              (272)            177              -             449
Income tax expense (benefit)               494            (65)              114             543             13             442
Minority Interest                         (228)             -               228               -             39            (189)
Net earnings (Loss)                        657           (105)              401             953             59             611
  Net earnings (Loss) per
    common shares                          .11              -                 -             .08              -             .09
Weighted average shares
outstanding(4)                           5,713              -             6,420          12,133            853           6,566

                                                                For the Year Ended December 31, 1995
                                                             Maximum Case(2)                               Minimum Case(3)
                                      Kinark            Rogers          Pro Forma       Pro Forma      Pro Forma       Pro Forma
                                   Historical(5)     Historical(6)     Adjustments      Combined      Adjustments      Combined
Sales                                $25,246           $17,614            $-           $42,860           $-            $42,860
Costs and expenses                    25,761            16,014            (120)         41,655           (150)          41,625
Other expenses                           634                26            (543)            117              -              660
Income tax expense (benefit)            (446)              586             308             448            110              250
Minority Interest                         -                 -               -               -             164              164
Discontinued Operation (Loss)         (1,176)               -            1,176              -           1,176               -
Net earnings (loss)                   (1,879)              988           1,531             640          1,052              161
Net earnings (loss) per common share    (.50)               -               -              .05             -               .02
Weighted average shares outstanding(4) 3,747                -            8,386          12,133          2,819            6,566


(1)  Rogers historical for the month of January 1996.
(2) Pro forma data reflecting (i) the issuance of all 6,066,536 shares of the Common Stock offered in this Rights Offering, and (ii) the acquisition of 100% of the remaining capital stock of Rogers by the Company. See "The Acquisition or Merger."

(3) Pro forma data reflecting (i) the issuance of 500,000 of the shares of the Common Stock offered in this offering (assuming a Subscription Price of $3.00 per share to represent the Minimum Proceeds), and (ii) the acquisition of at least 11.1% of the remaining capital stock of Rogers by the Company. See "The Acquisition or Merger."

(4) Weighted average shares outstanding include the dilutive effect of stock options, if applicable.
(5) During August 1995, the Company finalized a formal plan to discontinue the operations of its Kinpak subsidiary, comprising the Company's chemical packaging business. Substantially all of the assets of Kinpak were subsequently sold on February 27, 1996 for $1,840,000 consisting of $850,000 cash and the assumption by the buyer of the capital lease on its plant facilities which was financed by a $3,000,000 industrial revenue bond issue. Included in the Discontinued Operation Loss of $1,176,000 is a loss of $307,000 from operations in addition to the $1,264,000 loss on disposal (before income taxes of $395,000) which includes $460,000 of operating losses incurred through February 27, 1996, the closing date, and a $804,000 loss on the sale of assets. Revenues from Kinpak were $6,346,236 (including revenues of $263,110 for the period through the closing date) for the year ended December 31, 1995.
(6)  Rogers historical for the fiscal year ended September 30, 1995.


Kinark Historical
                                     For the Six Months
                                       Ended June 30,                 For the Year Ended December 31,
                                       1996       1995        1995 (1)       1994        1993         1992        1991 (2)
Sales                                 $23,754   $12,770       $25,246       $26,223     $25,542      $26,338      $29,369
Costs and expenses                     21,947    13,265        25,761        24,087      22,837       23,119       23,830
Other expense                             428       310           634           598       1,510          850          477
Income tax expense (benefit)              494      (293)         (446)          527         430          550        1,120
Minority Interest                        (228)       -             -             -           -            -            -
Discontinued Operations                    -       (232)       (1,176)         (601)         15         (377)        (256)
Change in Accounting Method                -         -             -             -        1,802           -            -
Net earnings (loss)(3)                    657      (744)       (1,879)          410       2,582        1,442        3,686
Net earnings (loss) per common share(3)   .11      (.20)         (.50)          .11         .68          .38         1.00
Weighted average shares outstanding(4)  5,713     3,747         3,747         3,752       3,755        3,748        3,705

                                        At and For the
                                         Six Months
                                             Ended                     At and For the Year Ended December 31,
                                        June 30, 1996          1995          1994        1993         1992         1991
Working capital                             $2,178             $2,875        $2,761      $3,961       $4,028       $2,000
Total assets                                32,013             18,375        20,954      20,931       18,402       16,841
Capital expenditures                         1,035              1,055         1,410       2,459        3,186        2,311
Depreciation and Amortization                1,178              1,471         1,469       1,304        1,238        1,305
Long-term obligations                        5,518              5,932         6,009       7,720        7,548        6,417
Stockholders' equity                        14,546              8,165        10,044       9,634        7,052        5,119
  Per share                                   2.40               2.18          2.68        2.57         1.88         1.41
Common shares outstanding                    6,066              3,747         3,746       3,746        3,746        3,623


(1) During August 1995, the Company finalized a formal plan to discontinue the operations of its Kinpak subsidiary, comprising all of the Company's chemical packaging business. Substantially all of the assets of Kinpak were subsequently sold on February 27, 1996 for $1,840,000 consisting of $850,000 cash and the assumption by the buyer of the capital lease on its plant facilities which was financed by a $3,000,000 industrial revenue bond issue. Included in the Discontinued Operation Loss of $1,176,000 is a loss of $307,000 from operations in addition to the $1,264,000 loss on disposal (before income taxes of $395,000) which includes $460,000 of operating losses incurred during the third and fourth quarter of 1995 and the period through February 27, 1996, the closing date, and a $804,000 loss on the sale of assets. Revenues from Kinpak were $6,346,236 (including revenues of $263,110 for the period through the closing date) for the year ended December 31, 1995.
(2) The Company changed its method of valuing certain inventory from the first-in first-out (FIFO) method to the last-in first-out (LIFO) method in 1991. This change increased 1991 net earnings by $300,000 or $.08 per share.


(3) Weighted average shares outstanding include the dilutive effect of stock options, if applicable.

Rogers Historical
                                      For the Nine Months
                                       Ended June 30,                 For the Year Ended September 30,
                                       1996       1995        1995           1994        1993         1992        1991
Sales                                 $16,096    $13,292    $17,614        $12,625     $11,544      $10,907     $11,575
Costs and expenses                     14,777     11,991      16,014         12,247      10,070       10,096      10,094
Other (income) expense                    152         80         26            (50)        (44)          (8)        (26)
Income tax expense                        415        415         586            104         511          312         495
Earnings                                  752        806         988            324       1,007          507         960
Dividends paid                            169        188         225            459         225          225         284

                                        At and For the
                                          Nine Months
                                            Ended                      At and For the Year Ended September 30,
                                        June 30, 1996          1995          1994        1993         1992         1991
Working capital                           $ 1,152              $1,488        $1,119      $1,515       $1,160       $  909
Total assets                               10,504               8,472         6,852       5,548        4,298        4,157
Capital expenditures                        1,525               1,276           973         923          596          828
Depreciation and Amortization                 669                 807           672         550          474          381
Long-term obligations                       1,196               1,377           812         305          360          233
Stockholders' equity                        5,035               4,451         3,688       3,824        3,042        2,760

                                 RISK FACTORS

     Prior to deciding to exercise the Rights and purchase the Common Stock in the Rights Offering, potential investors should carefully consider the following factors, together with other information contained in or incorporated by reference into this Prospectus, in evaluating the Company and its businesses.

CONCENTRATION OF OWNERSHIP IN MANAGEMENT - CERTAIN ANTI-TAKEOVER EFFECTS

     The members of the Board of Directors and senior management currently own approximately 2,790,087 shares of Common Stock, or 46% of the issued and outstanding Common Stock. Assuming the sale of all 6,066,536 shares offered hereby, the members of the Board of Directors and senior management of the Company would beneficially own approximately _____ shares or 46% of the Common Stock if all such persons exercised their subscription privileges to the fullest extent. Assuming the sale of _________ shares which would result in the receipt of the Minimum Proceeds, the members of the Board of Directors and senior management would beneficially own approximately ____% of the Common Stock if all such persons exercised their subscription privileges to the fullest extent. Although it is unlikely that the members of the Board of Directors and senior management will exercise their Subscription Privileges to the fullest extent, this Common Stock ownership, together with various provisions of the Company's Restated Certificate of Incorporation may tend to deter non-negotiated tender offers or other efforts to obtain control of the Company and thereby deprive stockholders of opportunities to sell shares of Common Stock at prices higher than those prevailing in the market. See "Description of Capital Stock - Certain Certificate of Incorporation and Bylaw Provisions."

RECENT OPERATING LOSSES

     During six of the last eight fiscal quarters, the Company experienced operating losses due primarily to losses at Kinpak and diminished profitability at Lake River, its chemical packaging and storage subsidiaries. The Company divested itself of all of its chemical packaging operations through its sale of the assets of Kinpak on February 27, 1996. While the Company reported positive earnings for the first half of 1996, and management expects the Company's earnings to continue to improve after the divestiture of Kinpak and if the Acquisition or the Merger is consummated, there can be no assurance that the Company will be profitable over any particular time frame. Continued losses will impair the Company's liquidity and capital resources and reduce the value of the Common Stock. See "Business Strategy."

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

     The Company's recent losses have reduced its liquidity and capital resources. Depending upon the number of shares of Common Stock issued in the Rights Offering, substantially all of the net proceeds from the Rights Offering could be utilized in the Acquisition or the Merger. In addition, the Company's outstanding borrowings under its bank term loan and revolving credit facility mature on April 30, 1997, and there can be no assurance that the maturity date can be extended or the borrowings refinanced. See "Loan Repayments."

     Rogers has outstanding borrowings under two revolving lines of credit and three term loans provided under a bank credit agreement, and notes payable to unrelated companies for the purchase of equipment. The two revolving lines of credit were both scheduled to mature on July 31, 1996 and have been extended to October 31, 1997. The three term loans mature at various dates in October 1996, July 1997 and October 2000. The notes payable to unrelated companies have maturities at various dates ranging from 1997 through 2015. There can be no assurance that any of these maturity dates can be extended or the borrowings refinanced.

      Unless the Company and Rogers are sufficiently profitable or the bank borrowings are extended or refinanced, the Company and Rogers will likely have to find additional sources of working capital to fund their operations. There can be no assurance that these sources, if needed, will be found.

     In addition, the Company's bank credit agreement provides that in the event of certain defaults under the Rogers bank credit agreement, such defaults would constitute a default under the Company's bank credit agreement and could cause the maturity date of the Company's outstanding borrowings to be
accelerated.   There can be no assurance that such a default by Rogers will not occur.

OPERATIONS

     Galvanizing is a business that is closely tied to the economic growth of several industries such as highway and transportation, communications and energy. During recessionary periods in these industries, the demand for galvanizing can decline. Profitability in the galvanizing industry is also dependent to a certain extent on zinc prices and pricing structures are directly related to zinc prices. Increases in zinc prices lead to increased costs and prices for galvanizing and decreases in zinc prices lead to reductions in galvanizing costs and prices. Equipment at the Company's galvanizing plants requires periodic replacement due to age or obsolescence. These replacement costs may adversely affect the profitability of these galvanizing operations.

     The Company is committed to complying with all federal, state and local environmental laws and regulations and using its best management practices to anticipate and satisfy future requirements. As is typical in the galvanizing and chemicals businesses, the Company's subsidiaries will have environmental compliance costs associated with past, present and future operations. Although management has committed resources to discovering and eliminating environmental issues as they arise, the Company does not have sufficient information to attempt to quantify these potential costs.

     The Company's largest customer of its chemical storage business, which accounted for 33% of its 1994 sales, failed to renew its contract during the fourth quarter of 1994. Although this subsidiary has aggressively increased its sales efforts and implemented cost cutting measures, there can be no assurance that all of these efforts will successfully replace this lost business. Additionally, this subsidiary has several leases that expire beginning in 1999, and renewal at higher prices, or the inability to renew such leases, could adversely affect its operations.

     Rogers has recently formed two subsidiaries to provide specialty galvanizing applications. Start-up costs have already been incurred and will likely continue into 1996. One of these subsidiaries must purchase steel and fabricate it before galvanizing the end product which is subject to fluctuations in steel prices. Although the Company expects these combined operations to be profitable in 1996, there can be no assurance that this time frame will be met. Competition for the business provided by these subsidiaries could also adversely affect profitability.

CONDITIONS TO THE ACQUISITION OR MERGER

     The Company's ability to complete the Acquisition or the Merger and own 100% of Rogers is dependent upon the receipt of at least $3,000,000 in subscriptions or its receipt of the Minimum Proceeds and its securing the necessary additional financing, as soon as practicable, for such completion. The Acquisition will require $2,584,400 for all of the remaining Minority Stock and the Merger could require some additional funds if any holders of the Minority Stock dissent and their shares are revalued at more than $7,100 a share. The Company is not able to determine how much, if any, the shares might be revalued. See "Dissenters' Rights." There can be no assurance that sufficient funds from these sources will exist to complete the Acquisition or the Merger. If the Company is not able to raise the Minimum Proceeds, no shares will be sold in this Rights Offering and all subscription payments will be returned promptly, without interest or deduction. See "The Rights
Offering - Conditions to The Rights Offering" and "The Acquisition or Merger."

IMPACT OF RIGHTS OFFERING ON HOLDERS OF COMMON STOCK

     The Rights entitle the holders of the Common Stock to purchase shares of the Common Stock at a price below the prevailing market price of the Common Stock immediately prior to the commencement of the Rights Offering. Holders of the Common Stock who exercise their Rights will preserve, and may increase, their proportionate interest in the equity ownership and voting power of the Company. Holders who do not exercise their Rights will experience a decrease in their proportionate interest in the equity ownership and voting power of the Company. The consummation of the sale of the shares offered hereby would increase the number of shares of Common Stock outstanding (on a pro forma basis as of March 31, 1996) (i) by 6,066,536 shares to 12,133,072 shares, assuming all of the shares offered hereby are issued, or (ii) by _________ shares (or _____%) to _____ shares, assuming the number of shares needed to receive the Minimum Proceeds are issued.

DISSENTERS' RIGHTS

     In the event that some or all of the minority stockholders of Rogers decline to accept the Company's offer to purchase the Minority Stock, the Company intends to complete the Acquisition through the Merger. Upon completion of the Merger, the minority stockholders of Rogers would receive cash consideration for their Minority Stock in the amount of $7,100 a share. The minority stockholders of Rogers would have the right to exercise dissenters' rights under Delaware law, which would allow them to challenge the amount of the cash consideration paid for their Minority Stock in the Merger. The stockholders of the Company would have no such rights. The exercise of dissenters' rights by any minority stockholders of Rogers would not prevent consummation of the Merger, but the exercise of such rights could increase the cost of the Merger and the Acquisition by increasing the amount the Company has to pay for each share of Minority Stock if it were determined that the shares should be valued at an amount greater than $7,100 a share and by increasing the costs associated with the Merger due to the valuation costs related to the issues raised by the dissenting stockholders. Based on the sales of the Trust Stock and Minority Stock in February and March 1996 at $7,100 a share, the Company believes that the $7,100 per share price represents the value of the remaining shares of Minority Stock and that the $3,000,000 discussed above as necessary to complete the Acquisition or Merger allows for reasonable amounts that may be required to effect the Merger after the payment of approximately $2,885,000 for all of the remaining Minority Stock and the payment of expenses relating thereto and to this Rights Offering. In the event the Company completes the Acquisition through the Merger, there can be no assurance that some or all of the minority stockholders of Rogers will not successfully exercise their dissenters' rights and require such increased amounts.

MARKET CONSIDERATIONS

     There can be no assurance that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and the issuance of the underlying shares upon exercise of the Rights, a subscribing Rights holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price. The election of a Rights holder to exercise Rights in the Rights Offering is irrevocable. Moreover, until certificates are delivered, subscribing Rights holders may not be able to sell the Common Stock that they have purchased in the Rights Offering. Certificates representing shares of the Common Stock purchased pursuant to the Subscription Privilege will be delivered as soon as practicable after the Expiration Date. No interest will be paid to Rights holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of Common Stock acquired upon exercise of the Rights or if the Rights Offering is terminated.

RIGHTS NOT TRANSFERABLE; NO MARKET FOR RIGHTS

     The Rights are not transferable, and thus there will be no market or other means for holders of the Rights to directly realize any value associated with the Rights. Thus, holders of the Rights must exercise them and acquire additional shares of the Common Stock in order to realize any such value. The election of a Rights holder to exercise Rights in the Rights Offering is irrevocable.

DEBT RESTRICTIONS

     The terms of the Company's existing bank term loan and revolving credit facility restrict certain aspects of the Company's operations. These restrictions include specified minimum values for the net worth and working capital and a maximum debt to net worth ratio for the Company, and limitations on incurring additional debt or capital expenditures or engaging in acquisitions and dispositions by the Company. There can be no assurance that the Company will be able to comply with these restrictions without disrupting its business.

     The terms of Rogers' existing revolving lines of credit and term loans restrict certain aspects of Rogers' operations. These restrictions include a specified minimum value for the net worth of Rogers, limitations on the payment of dividends and limitations on incurring additional debt or lease obligations. There can be no assurance that Rogers will be able to comply with these restrictions without disrupting its business.

COMPETITION

     The independent hot dip galvanizing market is highly competitive. In particular, during 1995, the Company's Boyles subsidiary was subject to increasing price pressure from its competitors in certain of its geographic markets, and a new independent galvanizer recently commenced operations in Rogers' geographic market. Although prices have improved during 1996, the current profitability of Boyles and Rogers, and hence the Company, will depend in part on their ability to maintain current prices. There can be no assurance that these prices can be maintained. See "Business Strategy."

GOVERNMENT REGULATION

     The Company's operations are subject to various government regulations, including those related to occupational safety and health (OSHA), workers' compensation and environmental matters. Like their competitors in the galvanizing and chemicals businesses, the Company and its subsidiaries, including Rogers, will have regulatory compliance costs associated with past, present and future operations, but the Company cannot presently quantify the cost of complying with these regulations. While neither the Company, nor its subsidiaries is presently the subject of any material claim or investigation with respect to these regulations, there can be no assurance that the cost of complying with these regulations in the future will not have a material adverse effect on the Company or its subsidiaries.


                               BUSINESS STRATEGY

     In May 1995, Michael T. Crimmins, currently the Chairman of the Board of the Company, acquired 9.7% of the Company's Common Stock from Northbridge Holdings, Inc. In connection with this acquisition, Mr. Crimmins assumed the duties of Chairman of the Board of the Company and later became Chief Executive Officer of the Company. Subsequently, in February 1996, Ronald J. Evans assumed the duties of President of the Company.

     Mr. Crimmins and the other members of the Board intend to lead the Company toward a refocusing of its efforts on its galvanizing business. The Company divested itself of its Kinpak specialty chemical subsidiary and has completed the acquisition of a controlling interest in Rogers to expand its galvanizing operations. Mr. Crimmins, Mr. Evans and Paul R. Chastain, all officers and directors of the Company, now comprise the entire Board of Directors of Rogers and control management of the Rogers business. The acquisition of a controlling interest in Rogers has created the largest independent galvanizing operation in North America, and management believes that the combined company, based on tonnage galvanized, will have the largest share of the galvanizing market in the five-state region comprised of Texas, Missouri, Kansas, Oklahoma and Arkansas. Rogers' sales have increased steadily since 1987 due to a strong geographic niche in the central Midwestern United States market and, based on its operating income for the fiscal year ended September 30, 1995, Rogers would have been a major contributor to the Company's profitability during this period.

     A key part of the Company's business strategy is to grow its galvanizing business. As part of its efforts to refocus on galvanizing, the Company is proceeding toward consummation of the Acquisition or Merger and the continued integration and consolidation of Rogers into its operations. Rogers has had net profits each year since 1987, with its sales increasing from approximately $7 million in 1987 to $17.6 million for 1995. Acquisition of a portion of the Minority Stock exceeding 11.1% of the outstanding Rogers stock will allow the Company to consolidate the financial results of Rogers with the Company's results for tax purposes. If Rogers earnings continue to increase as described above and earnings for its other subsidiaries continue to increase, this tax consolidation will allow the Company to utilize approximately $5,309,000 in net operating loss carryforwards against future taxable income which will result in tax savings to the Company. Acquisition of all of the remaining Minority Stock would result in the Company owning 100% of Rogers and allow inclusion of 100% of Rogers' future net earnings in the Company's financial statements. Based on Rogers' past earnings and the current favorable market conditions in the galvanizing industry resulting in higher sales, consolidation of Rogers' financial results with the Company's should provide additional net earnings for the Company which would strengthen its operating results. Currently, the Company is able to include only 68.9% of Rogers net earnings in its operating results. As a result, approximately $225,000 of Rogers net earnings for the period February 1, 1996 through June 30, 1996 attributable to the Minority Stock have been excluded from the Company's consolidated net earnings. As discussed above, the acquisition of all of the remaining Minority Stock would result in the Company owning 100% of Rogers and allowing inclusion of 100% of Rogers future net earnings in the Company's financial statements.
Additionally, based on the pro forma combined results of the Company for the most recently completed fiscal year, management believes that the consolidation of financial results will increase the revenues and earnings generated by the Company's galvanizing operations.

     The Company also believes that the acquisition of all or part of the remaining Minority Stock will allow the Company to continue the assimilation of Rogers as a Company subsidiary and allow the Company to realize some economies by consolidating the corporate operations of Rogers into its operations. Management has not determined any specific amount of savings that may result from the integration of Rogers with its Boyles Galvanizing subsidiary, however, the Company is exploring a number of opportunities to reduce expenses and operating costs, including the elimination of duplicate functions, combining administrative functions and redefining the optimum staffing level for each of its eleven (11) galvanizing plants. Management believes that completion of the Acquisition or the Merger and integration of Rogers with the Company will provide additional opportunities to enhance profitability of its galvanizing operations, in part, through the Company's planned standardization of galvanizing processes and operating equipment to achieve more efficient plant operations. These standards will reflect selection of the best production and engineering practices from Rogers and the Company's Boyles Galvanizing subsidiary. Improvement will be measured by reduced raw material costs, increased tonnage output per manhour and reduced operating overhead. In terms of new business development, an integrated sales function should be able to compete more effectively by capitalizing on the strength of the Company's expanded production capacity, faster turn-around service and diverse locations. Centralized purchasing is expected to result in improved allocation and pricing for zinc raw material, chemicals and natural gas supplies, key components utilized in the galvanizing process.

     In addition, completion of the Acquisition or Merger should provide the Company with additional financial and managerial resources which should enhance the Company's ability to make future acquisitions of independent galvanizing operations and its ability to make capital expenditures based on Rogers' financial position, even if proceeds are not available from this Rights Offering for such purposes. Rogers' total debt to net worth ratio is .61 and debt maturities are staggered to facilitate future refinancing requirements. Approximately 15% of Rogers' term debt bears interest at fixed rates below current market rates. Bank revolving lines of credit totaling $3 million are adequate for current working capital needs, and have unused capacity. In addition, as business opportunities evolve, these revolving lines could be increased by approximately one-third based on Rogers' current asset base. As a measure of the financial performance to be added by the completion of the Acquisition or Merger, Rogers' pre-tax earnings provide better than a 10 times coverage of debt interest expense. The management team is drawn from the experienced management pool available within Rogers and Boyles. Each of these companies will contribute unique functional expertise to complement a new organizational structure with the management depth and capacity to support continued growth in galvanizing, internally and through acquisitions. See "Business Strategy."


             THE PRIVATE PLACEMENT AND ACQUISITION OF ROGERS STOCK

     On August 3, 1994, the Company entered the Rogers Agreement with the Trusts, which together owned the Trust Stock consisting of 600 shares or 51.2% of the capital stock of Rogers, to acquire their stock in Rogers for approximately $4.3 million in cash or $7,100 a share. As part of the Rogers Agreement, the Company agreed to offer to purchase the remaining shares of Minority Stock from Rogers' minority stockholders for cash at a price per share equivalent to that paid to the Trusts for the Trust Stock.

     In February 1996, the Company acquired the Trust Stock with a portion of the proceeds of the Private Placement, of 2,319,038 shares of the Company's Common Stock. The Private Placement represented the sale of unregistered shares of the Company's Common Stock to certain accredited investors at a sales price of $2.50 a share. The share price in the Private Placement was based on an average of reported sales prices of the Common Stock in December 1995, when the Company's Board of Directors agreed to pursue the Private Placement. Sales pursuant to the Private Placement closed in January and March 1996, with gross proceeds of $5,797,595.

     In February and March 1996, the Company acquired shares of Rogers stock exceeding 208 shares of Minority Stock representing an additional 17.7% of the outstanding Rogers stock with a portion of the proceeds of the Private Placement. The Company intends to offer to acquire shares of Rogers stock exceeding at least 11.1% of the outstanding Rogers stock with the Minimum Proceeds and to complete the acquisition of Rogers through the Acquisition or Merger upon receipt of at least $3,000,000 from this Rights Offering, or from other sources if only the Minimum Proceeds are raised.


                           THE ACQUISITION OR MERGER

     The Company currently owns 68.9% of the Rogers stock and intends to offer to acquire the remaining Minority Stock at the same price per share paid for the Trust Stock. The Company cannot determine how many additional minority stockholders of Rogers will accept the Company's offer. In the event that some or all of the remaining minority stockholders of Rogers decline to accept the Company's offer to purchase the Minority Stock, the Company intends to accomplish the Acquisition through a merger which would be effected under
Section 251 of the Delaware General Corporation Law (the "Merger"). The Company would effect the Merger with a wholly-owned subsidiary of the Company under Delaware law and all of the Rogers stockholders, including the minority stockholders, would be paid cash consideration for their Rogers common stock in the amount of $7,100 a share.

     If all of the remaining Minority Stock is purchased at the proposed price per share the acquisition price will be $2,584,400. Giving effect to the payment of fees and expenses related to the Rights Offering and the Acquisition, including certain expenses related to the acquisition of the Trust Stock, the total cost associated with the Rights Offering and the Acquisition or Merger is estimated to be approximately $3,000,000. See "Use of Proceeds." The cost of the Merger should be equivalent to the cost of the Acquisition, unless stockholders perfect their dissenters' rights and it is determined that the shares should be valued at an amount greater than $7,100 a share. See "Risk Factors - Dissenters' Rights." The cost of the Acquisition or the Merger would be funded from the proceeds of the Rights Offering and other sources, if required. The Company may attempt to acquire shares of Minority Stock before the closing of this Rights Offering through the use of funds from a bridge loan or by issuing a promissory note for the purchase price of such shares. If the Company pursues one of these alternatives, a portion of the proceeds from this Rights Offering will be used to repay such bridge loan or promissory note. The Company will also use a portion of the proceeds, if available, for capital expenditures, general corporate purposes, future acquisitions primarily of galvanizing operations and repayment of the Company's bank loans. See "Use of Proceeds." There can be no assurance that the Company will be able to acquire any or all of the remaining Minority Stock if the Rights Offering results in at least $3,000,000 in proceeds without having to effect the Merger as described above, or that the Company will receive sufficient proceeds to fund capital expenditures, for corporate purposes, to finance additional acquisitions or to repay amounts outstanding under the bank loans.

ROGERS' BUSINESS

     Similar to the Company's Boyles subsidiary, Rogers provides corrosion protection for metal components by means of hot dip galvanizing. Rogers was incorporated in 1940 and competed with Boyles in the central midwestern United States market. Although the two companies previously bid jobs for the same customers, the primary markets of the two companies did not generally overlap due to the diverse physical locations of the Boyles' and Rogers' plants.
Rogers galvanizes for more than 600 customers annually. Rogers' primary market is in the Tulsa area, which generates approximately 65% of its annual tonnage. Currently, 40% to 50% of Rogers' business is subject to a yearly contract or blanket purchase order.

     Rogers maintains and operates two galvanizing plants in Tulsa. On a combined basis, Rogers operates three galvanizing kettles with 56,000 square feet under roof. Combined capacity is 75,000 tons of galvanized steel per year and, in the year ended December 31, 1995, Rogers galvanized approximately 54,000 tons of steel. Rogers employs approximately 235 full-time employees. Rogers acquired a galvanizing company in Kansas City, Missouri in September 1995 which it operates as a wholly-owned subsidiary. This acquisition was intended to expand Rogers' operations to better serve the geographic area of the midwestern United States that it was already serving. A competitor of Rogers recently built a new plant in the Tulsa area, and as a result the price that Rogers can charge for galvanizing is expected to be subject to enhanced competitive pressure.

     In addition, Rogers conducts specialty galvanizing operations through two subsidiaries, Spin-Galv, Inc. ("Spin-Galv") and Reinforcing Services, Inc. ("RSI"). Spin-Galv provides specialized centrifuge galvanizing for smaller metal components by placing them in a basket-like container and "spinning" them in a molten zinc solution. Markets targeted by Spin-Galv include fabricators, original equipment manufacturers, and manufacturers of industrial fasteners and connectors. RSI provides galvanized components primarily through a business agreement with The Reinforced Earth Company ("RECO"). RSI purchases steel, fabricates it to RECO's specifications and then galvanizes it using a highly specialized and automated process that requires roughly one-third of the personnel needed for more traditional galvanizing methods. This on-site fabrication and galvanizing eliminates the in-bound transportation expense normally incurred by RECO in shipping to the galvanizer. RSI's agreement with RECO expires July 31, 1997. RSI plans to target other specialty manufacturers, such as rebar manufacturers, to explore opportunities for adding new galvanizing business.

                                USE OF PROCEEDS


     The proceeds to the Company from the sale of the maximum number of shares of Common Stock to be issued with respect to the Rights are estimated to be approximately $___________, after deducting the estimated offering expenses payable by the Company. However, there is no assurance that the Company will receive any proceeds from the Rights Offering. The Company will use the net proceeds of the Rights Offering and financing from other sources, if required, to finance the Acquisition or the Merger, pay related fees and expenses, and, if available, for capital expenditures, general corporate purposes, possible future acquisitions primarily in the galvanizing industry and repayment of the Company's bank loans. The following table illustrates the estimated sources and uses of funds, assuming that the Company (i) receives the maximum proceeds through the issuance of all of the shares of Common Stock offered hereby (the "Maximum Proceeds"), or (ii) receives the Minimum Proceeds through the issuance of ________ of the shares of Common Stock offered hereby. There can be no assurance that the Company will receive any proceeds from the Rights Offering.

                     MAXIMUM PROCEEDS                                          MINIMUM PROCEEDS
                                        AMOUNT                                                     AMOUNT
                                     (IN THOUSANDS)                                            (IN THOUSANDS)
SOURCES OF FUNDS:                                              SOURCES OF FUNDS:
Common Stock offered hereby            $    --                 Common Stock offered hereby         $1,500
Other Sources(1)                            11                 Other Sources(1)                        11
  Total Sources of Funds               $    --                 Total Sources of Funds              $1,511

USES OF FUNDS:                                                 USES OF FUNDS:
                                                               Acquisition of portion of minority
Acquisition of Rogers                  $ 2,584                 Rogers Stock(2)                     $1,335
Fees and expenses(3)                       300                 Fees and expenses(3)                   176
Capital Expenditures(4)                     --                 Capital Expenditures(4)                 0
Acquisitions(5)                             --
Repayment of Bank Loan(6)                   --                 Repayment of Bank Loan(6)               0
Other corporate purposes                    --                 Other corporate purposes                0
  Total Uses of Funds                  $    --                   Total Uses of Funds               $1,511


(1)  Cash from operating funds.

(2) These funds, along with other sources available to the Company will be used to acquire 188 shares of Minority Stock which would result in the Company owing more than 80% of the outstanding Rogers Stock. If the Company receives at least $3,000,000 in gross proceeds from this Rights Offering, it will be able to complete the Acquisition or the Merger for approximately $2,584,500 and pay related fees and expenses of $300,350, resulting in the Company's ownership of 100% of the outstanding Rogers stock. If the Company does not raise at least $3,000,000 in the Rights Offering, it intends to complete the Acquisition or Merger as soon as practicable with funds from other sources. The Company may attempt to acquire shares of Minority Stock before the closing of this Rights Offering through the use of funds from a bridge loan or by issuing a promissory note for the purchase price of such shares. If the Company pursues one of these alternatives, a portion of the proceeds from this Rights Offering will be used to repay such bridge loan or promissory note.

(3) This amount includes expenses comprised of the registration fee for this Rights Offering, blue sky fees and expenses, AMEX application fees, printing and engraving costs, expenses of subscription agents and information agents and legal and accounting fees and expenses. If the Company receives only the Minimum Proceeds, it will pay $176,000 of these expenses from the proceeds, with the remaining funds coming from other sources.

(4) This amount would be used for capital improvements to upgrade or replace existing galvanizing plants and operating equipment, to upgrade chemical storage tanks and pipelines and for other projects to enhance the efficiencies and profitability of the facilities operated by Boyles, Rogers and Lake River.

(5) This amount would be used to make strategic acquisitions primarily in the galvanizing industry.

(6) This amount would be used to repay all or a portion of the outstanding principal and interest relating to the Company's revolving line of credit and term loan from the Bank of Oklahoma. See "Loan Repayments."


                                LOAN REPAYMENTS

     If the Company receives the Maximum Proceeds, it intends to use a portion of such proceeds to repay all or a portion of the outstanding principal and interest relating to the Company's Term Loan (as defined below) and revolving line of credit (as defined below). The Company operates under that certain Revolving Line of Credit and Term Loan Agreement, dated as of March 24, 1992, among The Bank of Oklahoma (the "Bank"), the Company, Boyles Galvanizing
Company and Lake River Corporation, as amended (the "Loan Agreement").   The
Loan Agreement provides for a $4,250,000 maximum revolving line of credit (the "Line of Credit") and a term loan in the original principal amount of $5,000,000 (the "Term Loan"), both of which mature and become due and payable on April 30, 1997, unless extended. The approximate principal balances on the promissory notes evidencing the Line of Credit and the Term Loan as of June 30, 1996 were $2,921,000 and $2,839,000, respectively. Amounts borrowed on the Term Loan and the Line of Credit bear interest at a rate of 1% over the prime rate, resulting in an effective rate of 9.25% on both the Term Loan and the Line of Credit as of June 30, 1996. The Term Loan and the Line of Credit can be repaid at any time or from time to time without penalty or premium. The Loan Agreement was most recently amended on April 1, 1996, which amendment extended the maturity date of the Term Loan and the Line of Credit to April 30, 1997. The Line of Credit is a working capital line of credit and the Term Loan is used to finance capital expenditures.

                                CAPITALIZATION



     The following table sets forth the actual capitalization of the Company at June 30, 1996.


                                                                 June 30, 1996
                                                                   Historical
                                                                 (In thousands)
     Long-term obligations                                          $  5,518
      Stockholders' equity
        Common stock, $.10 par value,
          Authorized: Actual - 18,000,000 shares;
          Issued:  7,479,600 shares(1)                                   748
        Additional paid-in capital                                    15,863
        Retained earnings                                              3,747
        Less:  Treasury stock at cost:  1,413,064 shares              (5,812)
          Total stockholders' equity                                  14,546
            Total long-term obligations and stockholders' equity     $20,064
- ------------
(1) Does not include shares issuable pursuant to currently exercisable options to purchase Common Stock, which aggregate 76,000 shares or shares reserved for issuance pursuant to the Plans.

                    COMMON STOCK DIVIDENDS AND PRICE RANGE


     The Company has a longstanding policy of not paying cash dividends on its Common Stock in order to reinvest earnings to support its business operations. The Company presently intends to continue that policy. The terms of the Company's bank borrowings also restrict the payment of dividends on its Common Stock. The Company's Common Stock is listed for trading on the American Stock Exchange (the "AMEX") under the symbol "KIN" and appears in the market reports in The Wall Street Journal as "KinarkCp." The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported by the AMEX:


                              Quarterly Stock Prices
                        First      Second    Third      Fourth
     1996
          High          $3 1/4     $4 3/4    $4 1/2(1)   N/A
          Low            2 1/2      2 3/8     3 3/4(1)   N/A
     1995
          High          $4         $3 15/16   3 7/16    $3 1/4
          Low            3          2 7/8     2 7/8      2 1/4
     1994
          High          $4 11/16   $4 7/8    $4 1/2      $4 1/4
          Low            3 3/4      4         3 1/2       3
     1993
          High          $5 1/2     $5 1/2    $5 3/8      $4 1/4
          Low            4 3/8      4 1/4     4           3 3/8

          ------------

          (1)  Through September 20, 1996.

     On September 20, 1996, the closing price of the Common Stock on the AMEX was $3.75 per share. On that date, there were approximately 2,446 record holders of the Common Stock.


                              THE RIGHTS OFFERING

THE RIGHTS

     The Company is offering up to 6,066,536 shares of its Common Stock through the distribution of nontransferable Rights, at no cost, to the record holders ("Holders") of outstanding shares of the Common Stock as of the Record Date (5:00 p.m. New York City time, on September 27, 1996). The Company will distribute one Right for each one share of the Common Stock held on the Record Date. Each such Right entitles the holder thereof to subscribe for shares of the Common Stock pursuant to a Subscription Privilege. See "Subscription Privileges." The Rights are evidenced by nontransferable Subscription Cards (the "Subscription Cards").


     The Subscription Price of $____ per share of the Common Stock represents a discount of ____% from the closing price of $_______ for the shares of the Common Stock listed on the AMEX immediately prior to the commencement of the Rights Offering. There can be no assurance that shares of the Common Stock will trade at prices above the Subscription Price. See "Risk Factors - Market Considerations."

EXPIRATION DATE


     The Rights will expire at 5:00 p.m. New York City time, on ____________, 1996, unless extended by the Company (the "Expiration Date"), after which time all unexercised Rights will be null and void. The Company will notify stockholders of any extension of the Expiration Date of the Rights Offering through the issuance of a press release indicating such extension. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after 5:00 p.m. New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were transmitted, except when timely transmitted pursuant to the Guaranteed Delivery Procedures described below. The Expiration Date will not be extended beyond ____________, 1996, and if the conditions to the Rights Offering have not been satisfied by such date, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. See "Amendments and Termination."

SUBSCRIPTION PRIVILEGE

     The Subscription Privilege entitles the holder of each Right to purchase one share of the Common Stock upon payment of the Subscription Price. Certificates representing shares of the Common Stock purchased pursuant to the Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date. The Company is authorized to issue 18,000,000 shares of Common Stock, and 7,176,536 shares are currently issued and outstanding or reserved for issuance pursuant to the Company's stock option plans (collectively, the "Plans"). If each of the Company's stockholders were to exercise its Subscription Privilege to the full extent of current ownership, the number of shares of Common Stock issued and outstanding and reserved for issuance pursuant to the Plans after the Rights Offering would be 13,243,072 and the number of shares of Common Stock authorized and available for future issuance after the Rights Offering would be 4,756,928. The Company believes that it is very unlikely that each stockholder will decide to participate in the Rights Offering to the full extent of current ownership, and therefore, the number of shares of Common Stock authorized and available for future issuance will likely be greater than 4,756,928.

EXERCISE OF RIGHTS

     Rights may be exercised by delivering to the Subscription Agent, at or prior to the Expiration Date (5:00 p.m. New York City time, on ____________, 1996, unless extended), the properly completed and executed Subscription Card evidencing those Rights with any required signature guarantees, together with payment in full of the Subscription Price for each share of the Common Stock subscribed for pursuant to the Subscription Privilege. Such payment must be made by (a) check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to ChaseMellon Shareholder Services, L.L.C., as Subscription Agent, or (b) wire transfer of same day funds to the account maintained by the Subscription Agent for such purpose at Mellon Bank, N.A., ABA No. 043000261, Account No. 100-2331 (marked: "Kinark Corporation Subscription"). Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order or (iii) receipt of good funds in the Subscription Agent's account designated above. HOLDERS WISHING TO PAY BY UNCERTIFIED PERSONAL CHECK SHOULD NOTE THAT SUCH A CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR AND SHOULD TRANSMIT THE CHECK SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT IT IS RECEIVED AND CLEARS BY SUCH DATE OR CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     The addresses to which the Subscription Cards and payment of the Subscription Price should be delivered are:

     By Mail:     ChaseMellon Shareholder Services, L.L.C.
                  Reorganization Department
                  P.O. Box 817
                  Midtown Station
                  New York, NY  10018

     By Hand or
     Overnight:   ChaseMellon Shareholder Services, L.L.C.
                  Reorganization Department
                  120 Broadway
                  13th Floor
                  New York, NY  10271

If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Cards evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (i) such holder has caused payment in full of the Subscription Price for each share of the Common Stock being subscribed for pursuant to the Subscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

          (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Kinark Corporation Subscription Cards (the "Instructions") distributed with the Subscription Cards, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Cards held by such exercising Rights holder, the number of shares of the Common Stock being subscribed for pursuant to the Subscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Cards evidencing such Rights within three AMEX trading days following the date of the Notice of Guaranteed Delivery; and

          (iii) the properly completed Subscription Card evidencing the Rights being exercised, with any required signatures guaranteed, is received by the Subscription Agent within three AMEX trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Cards at the addresses set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopier no. (201) 329-8936) confirmed by telephone (telephone no. (201) 296-4983). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Information Agent, whose address and telephone number are set forth below under "Information Agent."

     Funds received in payment of the Subscription Price for shares subscribed for pursuant to the Rights will be held in a segregated account pending issuance of such shares.

     Unless a Subscription Card (i) provides that the shares of the Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Card must be guaranteed by a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent.

     Holders who hold shares of the Common Stock for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Right should complete Subscription Cards and submit them to the Subscription Agent with the proper payment.


     The instructions accompanying the Subscription Cards should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CARDS TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CARDS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH SUBSCRIPTION CARDS AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Cards or incur any liability for failure to give such notification.

     The Company will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering.

INFORMATION AGENT

     The Company has appointed Morrow & Co., Inc. as Information Agent for the Rights Offering. Any questions or requests for assistance concerning the method of exercising Rights or additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address below.

                         Morrow & Co., Inc.
                         909 Third Avenue
                         20th Floor
                         New York, New York  10022-4799

                                      or

                         CALL TOLL-FREE
                         (800) 566-9061

     The Company will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liabilities which it may incur in connection with the Rights Offering. Joseph J. Morrow, a member of the Company's Board of Directors and the beneficial owner of 1,782,538 shares, or 29.4%, of the Common Stock as of the Record Date, is the chief executive officer of the Information Agent. Mr. Morrow purchased 1,759,083 shares of Common Stock in the Company's Private Placement in January 1996.

NO REVOCATION

     ONCE A HOLDER OF RIGHTS HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED UNLESS THE COMPANY FILES A POST-EFFECTIVE AMENDMENT TO ITS REGISTRATION STATEMENT RELATED TO THIS RIGHTS OFFERING WHICH INCLUDES A MATERIAL AMENDMENT. IN THE CASE OF A MATERIAL AMENDMENT, THE COMPANY WILL EXTEND THE EXPIRATION DATE FOR A REASONABLE PERIOD OF TIME (AT LEAST TEN (10)
DAYS) TO ALLOW THE HOLDERS OF RIGHTS TO EVALUATE THE MATERIAL AMENDMENT AND TO REVOKE THE EXERCISE OF THEIR RIGHTS, IF DESIRED.

CONDITIONS TO THE RIGHTS OFFERING

     The issuance of shares pursuant to the exercise of the Rights is subject to the following conditions: (i) receipt of the Minimum proceeds; and (ii) the absence of any suit or other action seeking to enjoin the Rights Offering, the Acquisition or the Merger. In the event that the foregoing conditions to the Rights Offering have not been satisfied by _________, 1996, all subscription payments will be returned promptly, without interest or deduction.

AMENDMENT, EXTENSION AND TERMINATION

     The Company may amend, extend or terminate the Rights Offering at any time prior to the Expiration Date or thereafter in the Board of Directors' discretion or if the conditions to the Rights Offering have not been satisfied. The Company will file a post-effective amendment to its Registration Statement related to this Rights Offering to reflect any Material Amendment. Any extension of the Rights Offering will relate to providing additional time (at least ten (10) days) for shareholders to evaluate a Material Amendment and to revoke the exercise of their Rights, if desired. The Company will not terminate the Rights Offering after receipt of the Minimum Proceeds unless a suit or other action seeking to enjoin the Rights Offering, Merger or Acquisition is filed. The Company will issue a press release with respect to any amendment, extension or termination of the Rights Offering.

SHARES OF THE COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Assuming the issuance of all of the shares offered hereby, 6,066,536 shares of the Common Stock will be issued in connection with the Rights Offering. Based on the 6,066,536 shares of the Common Stock outstanding as of June 30, 1996, the issuance of such shares pursuant to the Rights Offering would result (on a pro forma basis as of such date) in a 100% increase in the number of outstanding shares of the Common Stock. Assuming the issuance of _________ of the shares offered hereby, representing the number of shares that would be issued if subscriptions were received for the Minimum Proceeds, the issuance of such shares would result (on a pro forma basis as of June 30, 1996) in a ____% increase in the number of outstanding shares of the Common Stock.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

     Subscription Cards will not be mailed to holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise such Rights, such holders must notify the Subscription Agent on or prior to 5:00 p.m. New York City time, on ________________, 1996.

FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Nelson Mullins Riley & Scarborough, L.L.P., the material United States federal income tax consequences to holders of shares of the Common Stock upon the issuance (the "Issuance") of the Rights, and to holders of the Rights upon the exercise, lapse or disposition of the Rights, will be as set forth below. The following summary is qualified in its entirety by reference to, and is based upon, laws, regulations, rulings and decisions currently in effect on the date of this Prospectus and as those laws, regulations, rulings and decisions were interpreted on such date. The following summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws (for example, and without limitation, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers), and does not discuss any aspect of state, local or foreign tax laws. The following discussion is limited to holders who will hold the Rights and any shares of the Common Stock received therefor upon exercise as capital assets.

     Issuance of the Rights. Holders of shares of the Common Stock will not recognize taxable income, for federal income tax purposes, in connection with the receipt of the Rights.

     Basis and Holding Period of the Rights. Except as provided in the following sentence, the basis of the Rights received by a holder of Common Stock as a distribution with respect of such holder's shares of Common Stock will be zero. If either (i) the fair market value of the Rights on the date of Issuance is 15% or more of the fair market value (on the date of Issuance) of the shares of the Common Stock with respect to which they are received or
(ii) the holder of Common Stock elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such shares of the Common Stock to the Rights, then upon exercise or sale of the Rights, the holder's basis in such shares of the Common Stock will be allocated between the shares of the Common Stock and the Rights in proportion to the fair market values of each on the date of Issuance. The holding period of the Rights received by a holder as a distribution on such holder's shares of the Common Stock will include the holder's holding period (as of the date of Issuance) for the shares of the Common Stock with respect to which the Rights were issued.

     Lapse of the Rights. Holders of shares of the Common Stock who allow the Rights received by them at the Issuance to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the shares of the Common Stock, if any, owned by such holders of the Rights.

     Exercise of the Rights; Basis and Holding Period of Shares of the Common Stock. Holders of the Rights will not recognize any gain or loss upon the exercise of such Rights. The basis of the shares of the Common Stock acquired through exercise of the Rights will generally be equal to the sum of the Subscription Price therefor and the holder's basis in such Rights (if any).
The holding period for the shares of the Common Stock acquired through exercise of the Rights will begin on the date such Rights are exercised.

     THE FOREGOING IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF SHARES OF THE COMMON STOCK IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING ON HIS OR HER OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAXES.

OTHER MATTERS


     The Rights Offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor is the Company selling or accepting any offers to purchase any shares of the Common Stock from Rights holders who are residents of any such state or other jurisdiction. It is not anticipated that there will be any changes in the terms of the Rights Offering. The Company, if it so determines in its sole discretion, may decline to make modifications to the terms of the Rights Offering requested by certain states or other jurisdictions, in which event Rights holders resident in those states or jurisdictions will not be eligible to participate in the Rights Offering.


                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, $.10 par value per share. As of June 30, 1996, the Company had issued or reserved for issuance 7,176,536 shares of Common Stock, 6,066,536 of which were outstanding and 1,110,000 of which were reserved for issuance pursuant to the Plans. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors. The Company has a longstanding policy of not paying cash dividends on the Common Stock in order to reinvest earnings to support its business operations. The terms of the Company's secured credit facilities also restricts the payment of dividends on the Common Stock. See "Common Stock Dividends and Price Range."

     Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Rights when issued will be, fully paid and nonassessable.

     For a description of the Rights to be distributed by the Company, see "The Rights Offering."

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The provisions of the Company's Restated Certificate of Incorporation (the "Certificate"), the Company's Amended and Restated Bylaws (the "Bylaws") and the Delaware Corporation Law summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of management more difficult.

     Authorized but Unissued Stock. After completion of the Rights Offering the Company will have authorized but unissued shares of Common Stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

     The Board of Directors may also create and issue, without stockholder approval, rights or options entitling the holders thereof to purchase from the Company shares of the Company's Common Stock.

     Number of Directors. The Certificate provides that the number of directors of the Company shall be as provided in the Bylaws, but may not be less than three and shall be seven if the Bylaws do not provide a number. The Bylaws currently provide that the maximum number of directors which shall constitute the entire Board of Directors shall be seven, with the exact number of directors to be established by resolution of the Board from time to time. The maximum number of directors may be increased or decreased from time to time by amendment of the Bylaws, subject to the provisions of the Certificate.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at any annual meeting of stockholders must be in writing and be received at the principal executive offices of the Company not less than 90 days in advance of the annual meeting. The requirement to deliver notice to the Corporation a set number of days in advance of an annual meeting shall mean that such notice must be delivered such number of days in advance of the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed more than 60 days from such anniversary, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which notice
of such meeting is first given to stockholders.   For the purposes of this
Section, notice of an annual meeting shall be deemed to first be given to stockholders when disclosure of such date is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the meeting and if he should so determine, he shall so declare to the annual meeting and any such business not properly brought before the annual meeting shall not be transacted. At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

     Approval of Business Combinations. The Certificate provides that subject to certain exceptions summarized below and in addition to any affirmative vote required by law or by the Certificate, approval of any Business Combination (as hereinafter defined) requires the affirmative vote of at least two-thirds of the outstanding Voting Shares (as hereinafter defined). For these purposes, "Business Combination" shall mean:

          (A) Any merger or consolidation of the Company or any subsidiary with or into (i) any Interested Stockholder (as hereinafter defined) or
     (ii) any other corporation which is, or after such merger or consolidation, would be an Interested Stockholder or an affiliate of an Interested Stockholder;

          (B) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any Interested Stockholder or any affiliate of any Interested Stockholder of any assets of the Company or any subsidiary having an aggregate Fair Market Value of $1,000,000 or more in one transaction or a series of related transactions;

          (C) The issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more in one transaction or a series of related transactions; or

          (D) The adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder or any affiliate of any Interested Stockholder.

"Voting Shares" shall mean all issued and outstanding shares of equity securities and all rights to acquire any equity securities which are generally entitled to vote in the election of directors.

     The two-thirds voting requirement shall not apply to a particular Business Combination if (i) any noncash consideration to be paid to holders of Common Stock in such Business Combination is in the same form and bears the same percentage to the total consideration as previously paid by the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of Common Stock of the Company and (ii) the aggregate amount of cash and the Fair Market Value of noncash consideration, determined as of the date of the consummation of the Business Combination, to be received per share by the holders of Common Stock in such Business Combination is at least equal to the highest of the following:

          (A) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any Voting Shares acquired by it (1) within the two-year period immediately prior to the date of the first public announcement of the proposed Business Combination or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

          (B) The Fair Market Value per share of Common Stock on the date of the first public announcement of the proposed Business Combination or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher; and

          (C) The per share book value of the Common Stock as reported at the end of the fiscal quarter immediately preceding the date of the first public announcement of the proposed Business Combination.

The two-thirds voting requirement shall also not apply to a particular Business Combination if the Business Combination has been approved by two-thirds of the directors of the Company.

     "Fair Market Value" shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the whole Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the whole Board of Directors.

     "Interested Stockholder" shall mean any Person (other than the Company or any corporation of which a majority of each class of equity securities is owned, directly or indirectly, by the Company) which, as of the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or immediately prior to the consummation of any such transaction:

          (A) is the beneficial owner, directly or indirectly, of more than 10% of the Voting Shares; or

          (B) is an affiliate of the Company and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 10% of the then outstanding Voting Shares; or

          (C) is an assignee of or successor in interest to any shares of capital stock of the Company which were at any time within two years prior thereto beneficially owned by any Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     A majority of the whole Board of Directors shall have the power and duty to determine on the basis of information known to them whether a person is an Interested Stockholder, the number of Voting Shares beneficially owned by any person, whether a person is an affiliate of another, whether a person has the power to vote or dispose of Voting Shares or to direct the voting or disposition of Voting Shares, whether the assets subject to any Business Combination or the consideration received for the issuance or transfer of securities by the corporation or any subsidiary or any Business Combination has an aggregate Fair Market Value of $1,000,000 or more, or whether a person has the right to acquire beneficial ownership of Voting Shares. The affirmative vote of the holders of at least two-thirds of the Voting Shares shall also be required to amend, repeal or adopt any provisions inconsistent with the two-thirds votes required for Business Combinations.

     Section 203 of the Delaware Corporation Law. Subject to certain exclusions summarized below, Section 203 of the Delaware Corporation Law ("Section 203") prohibits any "Interested Stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. For purposes of this subsection, "Interested Stockholder" generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Stockholder is determined; and
(b) the affiliates and associates of such person. For purposes of this subsection and subject to certain exceptions, a "Business Combination" includes
(i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation, (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or the subsidiary that is owned by the Interested Stockholder, and (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

     Section 203 does not apply to a Business Combination if (i) before a person became an Interested Stockholder, the Board of Directors of the corporation approved either the transaction in which the Interested Stockholder became an Interested Stockholder or the Business Combination, (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) following a transaction in which the person became an Interested Stockholder, the Business Combination is (a) approved by the Board of Directors of the corporation and
(b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Chemical Mellon Shareholder Services, L.L.C., Ridgefield Park, New Jersey.


                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby has been passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Certain tax matters relating to this offering has been passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.


                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this Prospectus by reference from Kinark Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs discussing the Company's change in accounting for income taxes and the acquisition of Rogers Galvanizing Company and the related private placement financing that occurred subsequent to December 31, 1995). The consolidated financial statements of Rogers Galvanizing Company as of and for the years ended September 30, 1995, 1994, and 1993, set forth in this Prospectus have been audited by Hogan & Slovacek, PC, independent auditors, as indicated in their report set forth herein. The financial statements and financial statement schedule referred to above have been incorporated by reference or included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Kinark Corporation for the periods ended March 31, 1996 and 1995 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
                         INDEX TO FINANCIAL STATEMENTS
                                ______________

                                                                           Page
KINARK CORPORATION

Pro Forma

  Pro Forma Consolidated Financial Data (Unaudited)                         F-2

  Pro Forma Condensed Consolidated Balance Sheet as of
    June 30, 1996 (Unaudited)                                               F-3

  Pro Forma Condensed Consolidated Statements of Operations for the Six
    Months Ended June 30, 1996 (Unaudited)                                  F-5

  Pro Forma Condensed Consolidated Statements of Operations for the Year
    Ended December 31, 1995 (Unaudited)                                     F-6

  Notes to Pro Forma Condensed Consolidated Financial Statements for the
    Six Months Ended June 30, 1996, Year Ended December 31, 1995
    (Unaudited)                                                             F-7

ROGERS GALVANIZING COMPANY

Unaudited

  Condensed Consolidated Balance Sheet (Unaudited) as of June 30, 1996     F-10

  Condensed Consolidated Statements of Income and Retained Earnings
    (Unaudited) for the Three and Nine Months Ended June 30, 1996 and
    1995                                                                   F-11

  Condensed Consolidated Statements of Cash Flows (Unaudited) for the Three
    and Nine Months Ended June 30, 1996 and 1995                           F-12

  Notes to Condensed Consolidated Financial Statements (Unaudited) for the
    Three and Nine Months Ended June 30, 1996                              F-13

Audited

  Independent Auditors' Report                                             F-14

  Consolidated Balance Sheets as of September 30, 1995 and 1994            F-15

  Consolidated Statements of Income and Retained Earnings for the Years Ended
    September 30, 1995, 1994 and 1993                                      F-17

  Consolidated Statements of Cash Flows for the Years Ended September 30,
    1995, 1994, and 1993                                                   F-18

  Notes to Consolidated Financial Statements for the Years Ended September 30,
    1995, 1994 and 1993                                                    F-20
PRO FORMA CONSOLIDATED FINANCIAL DATA
(UNAUDITED)

The following Pro Forma Consolidated Financial Data of Kinark Corporation (the "Company") consists of a Pro Forma Condensed Consolidated Balance Sheet (unaudited) as of June 30, 1996 (the "Pro Forma Balance Sheet"), and the Pro Forma Condensed Consolidated Statements of Operations (unaudited) for the six months ended June 30, 1996, and for the year ended December 31, 1995 (the "1996 Pro Forma Statement of Operations" and "1995 Pro Forma Statement of Operations," respectively).

The Pro Forma Balance Sheet reflects the combination of the balance sheets of the Company and Rogers Galvanizing Company ("Rogers") as of June 30, 1996. The Pro Forma Balance Sheet is presented as if the Rogers acquisition and the Private Placement had been consummated on June 30, 1996.

The 1996 Pro Forma Statement of Operations reflects the combination of the income statements of the Company and Rogers for the six months ended June 30, 1996, as if the transaction was consummated on January 1, 1996. The 1995 Pro Forma Statement of Operations reflects the combination of the income statements of the Company for the year ended December 31, 1995, and of Rogers for its fiscal year ended September 30, 1995, as if the transaction was consummated on January 1, 1995.

The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the dates of acquisition including an adjustment to eliminate the LIFO valuation reserve on Rogers' zinc inventory. The excess of the purchase price over the fair values of the net assets acquired was approximately $3 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 25 years. It is the Company's policy to account for costs in excess of fair value of assets purchased and other intangible assets at the lower of amortized cost or estimated fair value. On a periodic basis, management reviews the valuation and amortization of such assets. As part of its ongoing review, management estimates the fair value of the Company's intangible assets, taking into consideration any events and circumstances which might have diminished fair value. No valuation allowances have been recorded as a result of these analyses. Management has not completed its determination of the fair value of Rogers' assets and liabilities, but does not believe that the historical amounts of such items differ materially from fair value. The net purchase price was preliminarily allocated as follows:

        (Dollars in Thousands)

        Estimated fair value of assets, not including cash        $9,374

        Goodwill                                                   3,095

         Liabilities                                              (6,701)

        Purchase Price, net of cash received                      $5,768

The Company is uncertain as to the level of stockholder participation in the Rights Offering. The "minimum case" shown in the pro forma statements represents the minimum amount of rights that must be exercised by stockholders for the Rights Offering to close. If additional rights are exercised, the Company will first use the proceeds to acquire the remaining minority interest in Rogers (approximately $1.4 million). Proceeds received in excess of the amount necessary to acquire the minority interest in Rogers and pay Rights Offering fees and expenses of $300,350 will be used primarily to reduce the Company's debt.

The Pro Forma Consolidated Financial Data should be read in conjunction with the separate historical financial statements of the Company, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, as well as the historical consolidated financial statements of Rogers appearing in this Form S-3. The Pro Forma Consolidated Financial Data is based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The Pro Forma Consolidated Financial Data does not purport to represent what the Company's financial position or results of operations would actually have been if the aforementioned transactions in fact had occurred on such date or at the beginning of the periods indicated or to project the Company's financial position or results of operations at any future date or for any future period.

KINARK CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF
JUNE 30, 1996 (Unaudited) (in thousands)


                              Maximum Case                       Minimum Case
                    Kinark    Pro-Forma      Pro-Forma      Pro-Forma Pro-Forma
                    HistoricalAdjustments    Consolidated   AdjustmentsConsolidated

ASSETS
Current assets:
  Cash              $592      $17,900(c)     $10,040        $1,200(j)    $585
                               (5,868)(g)
                               (2,584)(f)                   (1,207)(m)

  Accounts receivable,
     net             7,182                    7,182                     7,182
  Net assets of
     discontinued operation    --                --                       --
  Inventories        4,421                    4,421                     4,421
  Prepaid assets       482       (248)(c)       234           (248)(j)    234
     Total current assets12,677  9,200        21,877          (255)    12,422

Property, plant and
equipment           31,105     (1,094)(d)     30,011        (1,094)(k) 30,011
  Less accumulated
     depreciation   17,371      1,094(d)      16,277         1,094(k)  16,277
Property, plant and
equipment, net      13,734          0         13,734             0     13,734

Other assets:
  Deferred income taxes 2,180                  2,180                    2,180
  Other assets         356                       356                      356
  Excess of cost over fair
     value of net
     assets acquired 3,066      1,248(f)       4,314           630(m)   3,696
     Total other assets 5,602   1,248          6,850           630      6,232

     Total            $32,013 $10,448        $42,461          $375    $32,388


See notes to pro forma condensed consolidated financial statements.   (Continued)
/TABLE

KINARK CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 1996 (Unaudited) (in thousands)



                              Maximum Case                       Minimum Case
                    Kinark    Pro-Forma      Pro-Forma      Pro-Forma Pro-Forma
                    HistoricalAdjustments    Consolidated   AdjustmentsConsolidated

LIABILITIES AND
  SHAREHOLDERS'
  EQUITY

LIABILITIES:

Current liabilities:
  Long-term debt - current
     portion         $3,960      (988)(g)     $2,972                   $3,960
  Accrued retirement
     liabilities         20       114(f)         134            60(m)      80
  Accounts payable    2,490                    2,490                    2,490
  Accrued expenses - other  3,936              3,936                    3,936
  Accrued income taxes     93                     93                       93
     Total current liabilities 10,499   (874)  9,625            60     10,559

Long-term debt        4,880    (4,880)(g)         --                    4,880
Accrued retirement       75                       75                       75
Lease obligations       447                      447                      447
Deferred income taxes    116                     116                      116
     Total long-term
     liabilities      5,518    (4,880)           638                    5,518

     Total liabilities 16,017  (5,754)        10,263            60     16,077

MINORITY INTEREST     1,450    (1,450)(f)         __          (637)(m)    813

SHAREHOLDERS' EQUITY:

Common Stock            748       465(c)       1,213                      748

Additional paid-in capital 15,863 11,375(c)   27,238        (1,104(j)  14,759

Treasury Stock       (5,812)    5,812(c)          --         2,056(j)  (3,756)
Retained earnings     3,747        --          3,747            --      3,747
Shareholders' equity 14,546    17,652         32,198           952     15,498

     Total          $32,013   $10,448        $42,461          $375    $32,388


See notes to pro forma condensed consolidated financial statements.   (Concluded)

/TABLE

KINARK CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 1996 (Unaudited)
(in thousands, except per share data)



                         Historical          Maximum Case        Minimum Case
                    Kinark    Rogers(a) Pro-Forma Pro-Forma Pro-Forma Pro-Forma
                                        AdjustmentsConsolidatedAdjustmentsConsolidated


SALES               $23,754   $1,603              $25,357             $25,357

COSTS AND EXPENSES:
  Cost of sales      18,226    1,390               19,616              19,616
  Selling, general and
     administrative   2,543      289      $(55)(e)  2,777     $(55)(l)  2,777
  Depreciation and
  amortization        1,178       73        40(e)   1,291       22(l)   1,273
     Operating earnings
     (loss)           1,807     (149)       15      1,673       33      1,691

OTHER (INCOME) EXPENSE:
  Interest expense, net    428    25      (272)(g)    181                 453
  Other (income) expense,
  net                    --       (4)       --         (4)      --         (4)
     Other expenses, net    428    21     (272)       177                 449

Earnings (loss) before income
taxes and minority interest  1,379  (170)   287     1,496       33      1,242

Income Taxes            494      (65)      114(h)     543       13(n)     442
Income (loss) before
minority interest       885     (105)      173        953       20        800

Minority interest       228       --      (228)(f)     --      (39)(m)    189

Net earnings (loss)    $657    $(105)     $401       $953       59       $611

Net earnings (loss) per
share                  $.11                N/M       $.08      N/M       $.09

Weighted average shares
outstanding           5,713              6,420     12,133(i)   853      6,566(o)

See notes to pro forma condensed consolidated financial statements.

/TABLE

KINARK CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1995 (Unaudited) (in thousands, except per share data)



                         Historical          Maximum Case        Minimum Case
                                        Pro-Forma Pro-Forma Pro-Forma Pro-Forma
                    Kinark(b) Rogers(a) AdjustmentsConsolidateAdjustmentsConsolidated


SALES               $25,246   $17,614             $42,860             $42,860

COSTS AND EXPENSES:
     Cost of sales  20,524    12,764              33,288              33,288
     Selling, general and
     administrative 3,766     2,443     $(300)(e) 5,909     $(300)(l) 5,909
     Depreciation and
     amortization   1,471     807       180(e)    2,458     150(l)    2,428
          Operating earnings
           (loss)   (515)     1,600     120       1,205     150       1,235

OTHER (INCOME) EXPENSE:
     Interest expense,
     net            634       133       (543)(g)  224                 767
     Other (income) expense,
     net            --        (107)               (107)               (107)
          Other expenses,
          net       634       26        (543)     117                 660

Earnings (loss) from continuing
     operations before income
     taxes and minority
     interest       (1,149)   1,574     663       1,088     150       575
Income Taxes        (446)     586       308(h)    448       110(n)    250

Income (loss) from continuing
     operations before minority
     interests      (703)     988       355       640       40        325
Minority interest   --        --        --                  164       164

Earnings (loss) from continuing
     operations     (703)     988       355       640       (124)     161
Earnings (loss) per share from
continuing operations
                    $(.19)              N/M       $.05      N/M       $.02

Weighted average shares
     outstanding    3,747               8,386     12,133(i) 2,819     6,566(o)

/TABLE

KINARK CORPORATION

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 1996, YEAR ENDED DECEMBER 31, 1995
(UNAUDITED)


(a)

The historical information for Rogers Galvanizing Company ("Rogers") in the accompanying pro forma condensed consolidated statement of operations for the six months ended June 30, 1996 reflects the month of January 1996 only, and the year ended December 31, 1995 is based on that company's September 30, 1995 fiscal year.

(b)

During August 1995, the Company finalized a formal plan to discontinue the operations of its Kinpak subsidiary, comprising the Company's chemical packaging business. Substantially all of the assets of Kinpak were subsequently sold on February 27, 1996 for $1,840,000 consisting of $850,000 cash and the assumption by the buyer of the capital lease on its plant facilities which was financed by a $3,000,000 industrial revenue bond issue. Included in the Discontinued Operation Loss of $1,176,000 is a loss of $307,000 from operations in addition to the $1,264,000 loss on disposal (before income taxes of $395,000) which includes $460,000 of operating losses incurred during the third and fourth quarter of 1995 and the period through February 27, 1996, the closing date, and a $804,000 loss on the sale of assets. Revenues from Kinpak were $6,346,236 (including revenues of $263,110 for the period through the closing date) for the year ended December 31, 1995.

Pro Forma Adjustments - Maximum Case:

(c)

Reflects the issuance of 6,066,536 shares of the Company's common stock at $3.00 per share through the Rights Offering resulting in aggregate net proceeds of $17,900,000, an increase in common stock of $465,000 and additional paid in capital of $11,376,000 (net of treasury stock or retired and stock issuance costs of $548,000, of which $248,000 was prepaid).

(d)

To adjust property, plant and equipment to preliminary estimate of fair value.

(e)

Adjustments to reflect (i) the amortization of the excess of cost over fair value of net assets acquired in the Rogers acquisition using a straight-line method over 25 years and (ii) the elimination of salary and benefits relating to Rogers' Chairman of the Board.

(f)

Adjustment to reflect the purchase of the remaining 31.1% of Rogers' common stock. For purposes of these pro forma statements, the historical amounts of Rogers' assets and liabilities have not been adjusted to fair value. Based upon current estimates, fair values are not expected to differ materially from such historical cost amounts. Adjustments based upon final determination of the fair values of assets acquired and liabilities assumed will be made during 1996. The excess of costs over fair value of net assets acquired attributable to the 31.1% interest acquired is as follows:



                                             In
                                             Thousands
Purchase Cost:
     Purchase price for remaining
     31.1% of Rogers' common stock           $2,584
Liabilities assumed (minority interest in
     funding of retirement trust)            114
Minority interest                            (1,450)
Excess of cost over fair value of
net assets acquired                          $1,248

(g)

Adjustment reflects reduction of the bank loans using excess proceeds of $5,868,000 of Rights Offering and the resultant decrease in interest expense. Interest on the bank loans is assumed to have an effective rate of 9.25% for the year ended December 31, 1995 and for the six months ended June 30, 1996.

(h)

To reflect the tax effects of pro forma adjustments using a 36.5% effective tax rate.

(i)

Reflects the historical weighted average shares outstanding adjusted for issuance of 6,066,536 shares under the Rights Offering and for issuance of 2,319,038 shares under the Private Placement.

Pro Forma Adjustments - Minimum Case:

(j)

Reflects the issuance of 500,000 shares of the Company's common stock at $3.00 per share through the Rights Offering resulting in aggregate net proceeds of $1,200,000, a decrease in treasury stock of $2,055,000 and additional paid in capital of $1,103,000 (net of stock issuance costs of $548,000 of which $248,000 was prepaid).

(k)

To adjust property, plant and equipment to preliminary estimate of fair value.

(l)

Adjustments to reflect (i) the amortization of the excess of cost over fair value of net assets acquired in the Rogers acquisition using a straight-line method over 25 years and (ii) the elimination of salary and benefits relating to Roger's Chairman of the Board.

(m)

Adjustment to reflect the purchase of an additional 14.5% of Rogers' common stock. For purposes of these pro forma statements, the historical cost amounts of Rogers' assets and liabilities have not been adjusted to fair value. Based upon current estimates, fair values are not expected to differ materially from such historical amounts. Adjustments based upon final determination of the fair values of assets acquired and liabilities assumed will be made during 1996. The excess costs over fair value of net assets acquired attributable to the 14.5% interest acquired is as follows:


                                             In Thousands
Purchase Cost:
     Purchase price for additional
     Rogers' common stock                    $1,207
Liabilities assumed (minority interest in
     funding of retirement trust)            60
Minority interest                            (637)
Excess of cost over fair value of net
assets acquired                              $630

(n)

To reflect the tax effects of pro forma adjustments using a 36.5% effective tax rate.

(o)

Reflects the historical weighted average shares outstanding adjusted for issuance of 500,000 shares under the Rights Offering and for issuance of 2,319,038 shares under the Private Placement.

ROGERS GALVANIZING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF JUNE 30, 1996 (in thousands)


ASSETS

CURRENT ASSETS:
  Cash                                     $324
  Accounts receivable, net                3,243
  Inventories                             1,423
  Deferred Income Taxes                     202
  Prepaid expenses                          117

     Total current assets                 5,309


PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land                                      175
  Galvanizing plants and equipment        7,956
  Other                                     796
                                          8,927

  Less accumulated depreciation           3,896

     Total property, plant and
     equipment                            5,031

Intangible assets                           164
                                        $10,504

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt     $423
  Accounts payable                        1,155
  Accrued liabilities                       979

     Total current liabilities            2,557

DEFERRED INCOME TAXES                       116

LONG-TERM DEBT                            2,796

COMMITMENTS AND CONTINGENCIES               ---

SHAREHOLDERS' EQUITY:
  Common shares, $100 par value,
  1,967 shares authorized, 1,172
  shares outstanding                        117
  Capital surplus                           103
  Retained earnings                       4,815
     Total shareholders' equity           5,035
                                        $10,504
See notes to consolidated financial statements.
ROGERS GALVANIZING COMPANY

CONDENSED CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS (UNAUDITED) FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 1996 AND 1995 (in thousands)


                                   THREE MONTHS ENDED  NINE MONTHS ENDED
                                   JUNE 30             JUNE 30
                                   1996      1995      1996      1995
Sales                              $6,047    $4,685    $16,096   $13,292
Costs and expenses:
     Costs of sales                 4,531     3,529     12,409     9,656
     Selling, general and
     administrative                   503       584      1,705     1,662
     Depreciation and amortization    233       252        663       673
Operating earnings                    780       320      1,319     1,301
Other (income) expense:
     Interest expense, net             83        54        211       154
     Other (income) expense           (32)      (14)       (59)      (74)
Earnings before income taxes          729       280       1,167    1,221
Income tax expense                    262        88         415      415
Net earnings                          467       192         752      806
Retained earnings, beginning of
period                              4,403     3,962        4,231   3,462
Less:  Dividends paid                 (56)      (74)        (169)   (188)
Retained earnings, end of period   $4,814    $4,080       $4,814  $4,080


See notes to consolidated financial statements.
ROGERS GALVANIZING COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 1996 AND 1995
(in thousands)


                                   THREE MONTHS ENDED  NINE MONTHS ENDED
                                   JUNE 30             JUNE 30
                                   1996      1995      1996      1995

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income                       $467      $192      $752      $802
     Adjustments to reconcile net
     income to net cash provided by
     operating activities:
       Depreciation and
       amortization                    233       252       663       673
          Changes in operating
          assets and liabilities:
          (Increase) decrease in
          accounts receivable          127       (48)     (828)     (342)
          (Increase) decrease in
          inventories                 (269)      (54)     (444)     (222)
          (Increase) decrease in
          prepaid expenses              13        83       (28)       43
          Increase (decrease) in
          accounts payable             (15)       (1)      347         8
          Increase (decrease) in
          accrued liabilities           58        52        91       183

               Total adjustments       147       284      (199)      343

               Net cash provided
               (used) by operating
               expenses                614       476       553     1,149

CASH FLOWS USED IN INVESTING ACTIVITIES:
     Additions to property, plant
     and equipment                    (398)     (256)    1,523      (713)

               Net cash used in investing
               activities             (398)     (256)    1,523      (713)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends paid                    (56)      (75)     (169)     (188)
     Proceeds from (Payments on)
     debt                              100      (235)    1,017      (188)

               Net cash provided
               (used) by financing
               activities             (156)     (310)      848      (376)

INCREASE (DECREASE) IN CASH             60       (90)     (122)       60

CASH, BEGINNING OF PERIOD              265       551       447       401

CASH, END OF PERIOD                   $325      $461      $325      $461

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION:
     Interest paid                     $85       $59      $218      $167

     Income taxes paid                $270      $226      $417      $394


See notes to consolidated financial statements.
ROGERS GALVANIZING COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 1996

1.   BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared by Rogers Galvanizing Company (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting and include all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation. These financial statements have not been audited by an independent accountant. The consolidated financial statements include the accounts of the Company and its subsidiaries, Reinforcing Services, Inc., Spin-Galv, Inc. and Rogers Galvanizing Company - Kansas City, Inc., which was acquired on September 27, 1995. All significant intercompany balances and transactions have been eliminated in consolidation.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures are adequate to make the information presented not misleading. However, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the years ended September 30, 1995, 1994, and 1993, included elsewhere in this Form S-3. The financial data for the interim periods presented may not necessarily reflect the results to be anticipated for the complete year.

2.   INVENTORIES

     Inventories are composed primarily of raw zinc "pigs," molten zinc in galvanizing kettles and other chemicals and materials used in the galvanizing process. Molten zinc is stated at the lower of cost or market, with cost determined by the last-in, first-out (LIFO) method. All other inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.

3.   ACQUISITION BY KINARK CORPORATION

     On February 5, 1996, Kinark Corporation ("Kinark") acquired 51.2% of the outstanding common stock of the Company for $4.3 million in cash from Trusts that held such stock, and assumed control of the Board of Directors. Additionally, in February and March 1996, Kinark acquired an additional 16% and 1.7%, respectively, of the Company's outstanding common stock at the same price per share paid for the common stock held by the Trusts. The acquisition has been accounted for using the purchase method of accounting.

     Under the purchase agreement with the Trusts, Kinark has agreed to purchase the Company's remaining outstanding shares of common stock from its minority stockholders for cash at a price per share equivalent to that paid in the transactions described above.

4.   DEBT OBLIGATIONS

     During July 1996, Rogers renewed two revolving lines of credit for $3,000,000 with terms and conditions unchanged. The two revolving lines of credit, scheduled to expire July 31, 1996, have been renewed through October 31, 1997.
INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
  Rogers Galvanizing Company:

We have audited the accompanying consolidated balance sheets of Rogers Galvanizing Company and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rogers Galvanizing Company and subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.


                                   /s/ Hogan & Slovacek, PC
                                   HOGAN & SLOVACEK, PC



November 20, 1995
                              ROGERS GALVANIZING COMPANY

                              Consolidated Balance Sheets

                              September 30, 1995 and 1994

                                   ASSETS
                                                  1995           1994
CURRENT ASSETS:
     Cash                                         $312,326       $327,202
     Cash-workers' compensation reserve           84,667         23,904
     Certificate of deposit                       50,000         50,000
     Accounts receivable, less reserve for
     doubtful accounts of $58,181 in 1995
     and $45,138 in 1994                          2,414,986      2,156,576
     Inventories                                  978,931        639,495
     Income taxes receivable                      -              37,000
     Deferred income taxes                        202,000        178,500
     Prepaid expenses                             88,456         58,111

          Total current assets                    4,131,366      3,470,788

PROPERTY, PLANT AND EQUIPMENT, at cost:
     Land                                         175,172        175,172
     Buildings                                    951,234        795,858
     Shop equipment                               5,584,697      4,883,002
     Office equipment                             238,876        216,631
     Plant yard                                   198,868        177,898
     Automobiles and trucks                       123,009        108,481
     Construction in progress                     163,554        32,618

                                                  7,435,410      6,389,660
     Less-accumulated depreciation                3,227,538      3,008,592
          Total property, plant and equipment     4,207,872      3,381,068

OTHER ASSETS                                      132,341        -

                                                  $8,471,579     $6,851,856

                         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current maturities of long-term debt         $934,488       $877,464
     Accounts payable                             780,379        858,816
     Accrued workers' compensation liability      334,504        310,680
     Accrued employee health liability            110,718        79,953
     Accrued retirement                           27,347         25,252
     Accrued payroll and payroll taxes            316,125        182,770
     Other accrued liabilities                    25,876         16,515
     Income taxes payable                         113,757        -
          Total current liabilities               2,643,194      2,351,450

DEFERRED INCOME TAXES                             115,800        61,500

ACCRUED RETIREMENT                                68,625         95,973

LONG-TERM DEBT                                    1,192,462      654,800

COMMITMENTS AND CONTINGENCIES                     -              -

SHAREHOLDERS' EQUITY:
     Common shares, $100 par value, 1,967 shares
     authorized, 1,172 shares outstanding         117,200        117,200
     Capital surplus                              103,451        103,451
     Retained earnings, per accompanying
     statements                                   4,230,847      3,467,482
          Total shareholders' equity              4,451,498      3,688,133
                                                  $8,471,579     $6,851,856


     The accompanying notes are an integral part of these financial statements.

ROGERS GALVANIZING COMPANY

Consolidated Statements of Income and Retained Earnings

For the Years Ended September 30, 1995, 1994 and 1993

                                   1995           1994           1993
Sales                              $17,614,234    $12,624,796    $11,544,123
Costs and expenses:
     Costs of sales                12,764,067     9,447,974      7,806,927
     Selling, general &
     administrative                2,443,072      2,127,505      1,713,037
     Depreciation                  807,278        671,681        550,108
Operating earnings                 1,599,817      377,636        1,474,051
Other (income) expense:
     Interest expense, net         133,497        19,290         22,466
     Other                         (107,869)      (69,427)       (66,389)
Earnings before income taxes       1,574,189      427,773        1,517,974
Income tax expense                 585,800        104,000        511,000
Net earnings                       988,389        323,773        1,006,974
Retained earnings, beginning of
year                               3,467,482      3,603,133      2,821,183
Dividends paid ($192 per share in
1995, $392 per share in 1994 and
$192 per share in 1993)            (225,024)      (459,424)      (225,024)
Retained earnings, end of year     $4,230,847     $3,467,482     $3,603,133


The accompanying notes are an integral part of these financial statements.

                              ROGERS GALVANIZING COMPANY
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
                                        1995           1994      1993

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income                         $988, 389      $323,773  $1,006,974
     Adjustments to reconcile net income
     to net cash provided by operating
     activities:
          Depreciation                  807,278        671,681   550,108
          Deferred income taxes         30,800         (29,000)  (61,000)
          Changes in operating assets
          and liabilities:
               (Increase) in accounts
               receivable               (258,410)      (424,173) (470,087)
               (Increase) in
               inventories              (339,436)      (71,951)  (62,672)
               (Increase) decrease in
               income taxes
                    receivable          37,000         (17,000)  27,598
               (Increase) in prepaid
               expenses                 (30,345)       (20,365)  (19,638)
               Increase (decrease) in
               accounts payable         (78,437)       321,371   95,965
               Increase in workers'
               compensation liability   23,824         57,827    118,702
               Increase (decrease) in
               accrued employee health
               liability                30,765         (17,325)  97,278
               Increase (decrease) in
               accrued payroll and
               payroll taxes            133,355        (142,875) 130,255
               Increase (decrease) in
               other accrued liabilities     9,361          (10,836)  8,265
               Increase (decrease) in
               income taxes payable     113,757        (129,745) 129,745
               (Decrease) in accrued
               retirement               (25,253)       (23,317)  (88,170)
                    Total adjustments   454,259        164,292   456,349
                    Net Cash provided by
                    operating
                    activities          1,442,648      488,065   1,463,323

CASH FLOWS USED IN INVESTING ACTIVITIES:
     Additions to property, plant and
     equipment                          (1,144,082)    (972,825) (922,582)
     Purchase of other assets           (132,341)      -         -
               Net cash used in
               investing activities     (1,276,423)    (972,825) (922,582 )

CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends paid                     (225,024)      (459,424) (225,024)
     Proceeds from debt                 1,226,917      900,000   -
     Payments on debt                   (1,122,231)    (83,375)  (24,554)
          Net cash provided by (used in)
          financing activities          (120,338)      357,201   (249,578)
NET INCREASE (DECREASE) IN CASH         45,887         (127,559) 291,163
CASH, beginning of year                 401,106        528,665   237,502
CASH, end of year                       $446,993       $401,106  $528,665
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
     Interest paid                      $149,759       $34,255   $29,941
     Income taxes paid                  $397,835       $214,742  $414,657

The Accompanying notes are an integral part of these financial statements.

                          ROGERS GALVANIZING COMPANY

                  Notes to Consolidated Financial Statements

             For the Years Ended September 30, 1995, 1994 and 1993

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Rogers Galvanizing Company and its subsidiaries ("Rogers") is engaged in the hot dip galvanizing of steel structures and components to customer specifications. On September 27, 1995, Rogers acquired the business and operating assets of another galvanizing company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Rogers and its wholly-owned subsidiaries, Reinforcing Services, Inc., Spin-Galv, Inc. and Rogers Galvanizing Company - Kansas City, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Inventories

Inventories are composed, primarily, of raw zinc "pigs", molten zinc in galvanizing kettles and other chemicals and materials used in the galvanizing process. Molten zinc is stated at the lower of cost or market, with cost determined by the last-in, first-out (LIFO) method. All other inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.

The molten zinc valued on a LIFO basis in the September 30, 1995 and 1994 financial statements was $661,631 and $503,623, respectively. The corresponding approximate replacement cost for this inventory was $1,258,970 and $952,300 at September 30, 1995 and 1994, respectively.

Property, Plant and Equipment

Depreciation is provided using accelerated and straight-line methods over the estimated useful lives of the related property, ranging from three to 20 years. During 1994, Rogers capitalized $15,619 of interest incurred after entering into a capitalized equipment lease obligation until the equipment was placed in service.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Profit Sharing Plan

Rogers has a qualified 401(k) profit sharing plan for eligible employees. Eligible employees may defer a portion of their salary. At the discretion of the Board of Directors, Rogers may make annual contributions to the plan, but is not required to do so. Rogers made no contributions in 1994 or 1995.

Other Assets

Other assets represent goodwill, capitalized acquisition costs and a non-compete agreement relating to the formation of a wholly-owned subsidiary and the acquisition of the business and operating assets of another galvanizing company. The capitalized acquisition costs and non-compete agreement are being amortized over five years and the acquired goodwill is being amortized over fifteen years.

2.   INCOME TAXES

The provision for income taxes consists of the following for the years ended September 30,

                                   1995           1994           1993
     Current:
          Federal                  $542,700       $133,000       $572,000
          State                      12,300             -              -
                                   555,000        133,000        572,000
     Deferred:
          Federal                  30,800         (29,000)       (61,000)
          State                          -              -              -
                                   $585,800       $104,000       $511,000

     The income tax rate for financial reporting purposes varies from the federal statutory rate as follows:

                                   1995           1994           1993

     Percent of pretax income:
          Federal statutory
            income tax rate        34.0%          34.0%          34.0%
          State income taxes,
            net of federal benefit .8             -              -
          Non-deductible permanent
            differences            .4             1.7            .4
          Adjustment of prior
            year's estimated
            liability              -              (9.7)          -
          Other items               2.0           (1.7)          (.7)

          Effective income tax
            rate for the year      37.2%          24.3%          33.7%

Significant components of Rogers' deferred tax liabilities and assets at September 30 are as follows:

                                                     1995           1994
          Deferred tax liabilities:
             Tax over book depreciation           $142,400       $98,500

          Deferred tax assets:
             Accrued retirement                     37,200        46,900
             Self-insured insurance programs       168,800       151,100
             Reserve for doubtful accounts          22,600        17,500

                                                   228,600       215,500

             Net deferred tax assets              $ 86,200       $117,000


Based on Rogers' history of operating earnings and its expectations for future operations, management believes that operating income will be sufficient to allow the full realization of deferred tax assets.

3.        ACCRUED RETIREMENT

At September 30, 1992, Rogers was making monthly retirement payments to two retired company executives. During the year ended September 30, 1993, one of the retired executives died. The liability to the remaining executive was adjusted to estimated remaining payments to be made as calculated by an insurance company using standard mortality tables and recorded at net present value using an 8 percent interest rate.

4.   LINE OF CREDIT AND LONG-TERM DEBT

Rogers' line of credit and long-term debt consisted of the following at September 30:

                                                  1995                1994
Combined revolving bank line of credit, up
to $3,000,000 through July 31, 1996,
interest payable monthly at floating prime
plus .5%, (9.25% at September 30, 1995) secured
by certain of Rogers' machinery and equipment,
and its inventories and accounts receivable,
restricts payment of cash dividends to not more
than net income, line is limited to $2,425,000
by a $575,000 workers' compensation self-insurance
letter of credit required by Oklahoma's Workers'
Compensation Court as discussed in Note 5         $511,608            $650,000

Note payable to bank in monthly installments of
$3,097 including interest at 7.2%, final
payment due October, 1996, secured by specific
equipment                                         30,411              69,029

Note payable to bank in monthly installments of
$4,684 including interest at floating prime
plus .5% (9.25% at September 30, 1995), final
payment due June, 1997, secured by equipment,
receivables, and inventory                        95,749              142,828

Note payable to an unrelated company, payable
in monthly installments of $3,331 including
interest at 3.5%, final payment due July, 1997,
unsecured                                         70,875              107,661

Unsecured note payable to a company, payable
in monthly installments of $3,000, including
interest at 8%, through March, 1998               80,957              109,324

Revolving bank line of credit, up to $750,000
through September, 2000, payable in monthly
installments of principal and interest of
$15,660 at floating prime plus .5% (9.25% at
September 30, 1995) secured by certain of
Rogers' machinery and equipment and its
inventories and accounts receivable, restricts
payment of cash dividends to not more than net
income.                                           448,489             -

Note payable to unrelated party in monthly
installments of $6,475 including interest at
10% through September, 2000, at which time
unpaid principal is due.                          490,000             -

Note payable to Tulsa County Industrial
Authority in monthly installments of $237
including interest at 6.8% due September,
2015, joint and severally guaranteed by co-makers 30,764              -

Capitalized lease obligation for equipment        368,097        453,422
                                                  2,126,950      1,532,264

     Less current maturities                      934,488        877,464
                                                       $1,192,462     $654,800

The aggregate maturities of this debt are as follows:

                              1996                 $  934,488
                              1997                    410,463
                              1998                    288,777
                              1999                    115,422
                              2000                    350,501
                              Thereafter               27,299

                                                   $2,126,950

5.   WORKERS' COMPENSATION INSURANCE

Rogers utilizes a self-insured program for workers' compensation. This program is limited to losses of $300,000 per claim, and aggregate losses of $5,000,000 over a two-year period through the use of a stop-loss policy. As required by Oklahoma's Workers' Compensation Court, Rogers has a $575,000 letter of credit with a bank to ensure Rogers' ability to pay workers' compensation claims.
This letter of credit is included in the $3,000,000 revolving bank line of credit described in Note 4. Claims are accrued based on third-party estimates of the aggregate liability for claims made and for potential claims. Such claims are not discounted. Rogers provided $658,340, $813,195, and $329,499 for workers' compensation claims for the years ended September 30, 1995, 1994, and 1993, respectively. In addition, Rogers incurred $83,574, $67,546, and $68,573 for reinsurance and administrative expenses for the years ended September 30, 1995, 1994, and 1993, respectively.

6.   EMPLOYEE HEALTH INSURANCE

Rogers adopted a self-insured program for employee health benefits on June 1, 1993. Under this program, responsibility for employee health care costs are assumed by Rogers with incurred costs above a specified amount covered by a stop-loss insurance policy. Accrued claims are based on unpaid amounts at year end and an estimate of incurred but not reported claims ("IBNR"). IBNR is based upon Rogers' historical experience and a review of claims received subsequent to year end. For the years ended September 30, 1995, 1994, and 1993, respectively, Rogers provided $571,523, $475,615, and $155,228 for employee health care costs and paid out $293,754, $334,669, and $1,404 in employee health care claims and incurred $247,003, $158,241, and $56,725 in administrative costs and stop-loss insurance premiums.

7.   NON-CASH TRANSACTIONS

During 1994, Rogers entered into a capital lease obligation for equipment totalling $466,519. In addition, Rogers purchased inventory of $113,673 by issuing a note payable to an unrelated company. In 1995, Rogers purchased the operating assets of another galvanizer for cash and the issuance of a note payable to an unrelated party in the amount $490,000.

8.   COMMITMENTS AND CONTINGENCIES

Rogers is involved in various claims and legal actions arising from time to time in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Rogers' financial position, liquidity or results of operations.

Rogers has long-term operating lease agreements for the use of facilities at its subsidiaries which were entered into during 1994. Future related lease obligations are as follows for the years ended September 30, 1996 - $156,000, 1997 - $68,000, 1998 - $27,000, 1999 - $27,000, 2000 - $27,000 and $134,775
thereafter. Rent expense for these facilities during 1995 and 1994 were $134,227 and $29,210, respectively.

9.   OBLIGATIONS UNDER CAPITAL LEASE

Rogers acquired certain equipment under provisions of a long-term lease. For financial reporting purposes, minimum lease rentals for the assets have been capitalized. The following is a schedule of leased equipment under the capital lease:

               Capitalized cost                   $466,519
               Less accumulated depreciation         68,034

                                                  $398,485

The following is a schedule by years of future minimum lease payments, including renewal options, together with the present value of the net minimum lease payments as of September 30, 1995:

               Year Ended September 30,
                    1996                                    $116,514
                    1997                                     116,514
                    1998                                     116,514
                    1999                                      75,838
               Total minimum lease payments                  425,380
               Less amount representing interest              57,283

               Present value of net minimum lease payments  $368,097

               Current portion                              $ 90,331
               Long-term portion                             277,766

                                                            $368,097

The present value of net minimum lease payments are combined with other long-term debt in the accompanying financial statements and Note 4.

No dealer, salesman or any other person
has been authorized to give any
information or to make any representations
other than those contained in this
Prospectus, and any information or                     _____________ SHARES
representation not contained herein must
not be relied upon as having been
authorized by the Company.  This Prospectus
does not constitute an offer to sell or
solicitation of an offer to buy any
securities other than the securities to
which it relates, or an offer to sell
or a solicitation of an offer to buy such
securities in any jurisdiction in which such
offer or solicitation may not be legally
made.  Neither the delivery of this
Prospectus nor any sale made hereunder
shall under any circumstances create any
implication that the information herein
is correct as of any date subsequent to
the date hereof.

                                                       KINARK
_______________________________                        CORPORATION



TABLE OF CONTENTS                       Page

Prospectus Summary                      3
Summary Pro Forma and Selected
  Consolidated Financial Information    8
Risk Factors                            11
Business Strategy                       13
The Acquisition or Merger               14             COMMON STOCK
Use of Proceeds                         16
Capitalization                          17
Common Stock Dividends and Price Range  18
The Rights Offering                     18
Description of Capital Stock            23             -------
Legal Matters                           27             PROSPECTUS
Experts                                 27             -------
Financial Statements                    F-1

_______________________________

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     Estimated expenses (other than underwriting commissions) of the sale of the shares of Common Stock are as follows:

          Registration Fee                        $  9,350
          AMEX Application Fee                      17,500
          Blue Sky Fees and Expenses                 1,000
          Printing and Engraving                    45,000
          Subscription Agent's Fees and Expenses    10,000
          Information Agent's Fees and Expenses     25,000
          Legal Fees and Expenses                  175,000
          Accounting Fees and Expenses              15,000
          Miscellaneous Disbursements                2,500
               TOTAL                              $300,350

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation (the "Certificate") of the Company contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to the Company or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Corporation Law") relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate and the Bylaws (the "Bylaws") of the Company require the Company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director, officer, employee or agent of the Company or any other corporation for which he served as such at the request of the Company. Such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of the Certificate described in the preceding paragraph. Such persons are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

     In addition to the Certificate and Bylaws of the Company, Section 145(c) of the Delaware Corporation Law requires the Company to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The Delaware Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

          The Company has the power, under the Certificate and Bylaws, to obtain insurance on behalf of any director, officer, employee, or agent of the Company against any liability asserted against or incurred by such person in any such capacity, whether or not the Company has the power to indemnify such person against such liability at that time under the Certificate or Bylaws.

ITEM 16.  EXHIBITS


          The following documents are filed as exhibits to this Registration
Statement:

          3.1 The Company's Restated Certificate of Incorporation, as amended on June 6, 1996.

          3.2 The Company's Bylaws (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q dated March 31,
               1996).

          4.1 Provisions in the Company's Restated Certificate of Incorporation and Bylaws defining the rights of holders of the Company's Common Stock.

          4.2  Form of Letter to Stockholders.

          4.3 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and other Nominees.

          4.4 Form of Instructions as to the Use of Kinark Corporation Subscription Cards.

          4.5  Form of Subscription Card.

          4.6 Form of Letter to Clients from Securities Dealers, Commercial Banks, Trust Companies and other Nominees.

          4.7  Form of Notice of Guaranty Delivery.

          4.8  Form of Nominee Holder Certification.

          4.9 Form of Special Notice to Holders of Kinark Corporation Common Stock whose Addresses are Outside the United States.

          5.1 Opinion of Nelson Mullins Riley & Scarborough, L.L.P. as to the legality of the securities being registered.

          8.1 Opinion of Nelson Mullins Riley & Scarborough, L.L.P. as to the federal tax consequences to shareholders.

          15.1 Letter Regarding Unaudited Interim Financial Information.

          23.1 Consent of Deloitte & Touche LLP, independent auditors of the Company.

          23.2 Consent of Hogan & Slovacek, P.C., independent auditors of Rogers Galvanizing Company.

          23.3 Consent of Nelson Mullins Riley & Scarborough, L.L.P. (contained in the opinions included at Exhibits 5.1 and 8.1).

          24.1 Power of Attorney of certain officers and directors of the Company (see page II-5).


ITEM 17.  UNDERTAKINGS.

     1.   The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant as described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     4.   The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ponte Vedra Beach, State of Florida, on September 23, 1996.

                                   KINARK CORPORATION

                                   By:  /s/ Ronald J. Evans
                                        Ronald J. Evans, President and Director


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald J. Evans and Paul R. Chastain, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.


Signature                     Title                              Date
/s/ Michael T. Crimmins* Chief Executive Officer (principal      September 23, 1996
Michael T. Crimmins      executive officer) and Chairman
                         of the Board


/s/ Ronald J. Evans      President and Director                  September 23, 1996
Ronald J. Evans


/s/ Paul R. Chastain*    Vice President, Chief Financial         September 23, 1996
Paul R. Chastain         Officer (principal financial
                         officer and principal accounting
                         officer) and Director


/s/ Richard C. Butler*   Director                                September 23, 1996
Richard C. Butler


/s/ Mark E. Walker*      Director                                September 23, 1996
Mark E. Walker


/s/ Joseph J. Morrow*    Director                                September 23, 1996
Joseph J. Morrow


/s/ John H. Sununu*      Director                                September 23, 1996
John H. Sununu

* Ronald J. Evans, by signing his name hereto, does hereby sign this amendment to this Registration Statement on behalf of each of the directors and officers of the Company after whose typed names asterisks appear pursuant to a power of attorney duly executed by such directors and officers and filed with the Securities and Exchange Commission as part of the Registration Statement.

                                 EXHIBIT INDEX


Ex. No.   Description                                                 Page

3.1       The Company's Restated Certificate of Incorporation,
          as amended on June 6, 1996.                                 *

3.2       The Company's Bylaws (incorporated by reference to
          Exhibit 3.1 to the Company's Quarterly Report on
          Form 10-Q dated March 31, 1996).                            *

4.1       Provisions in the Company's Restated Certificate of
          Incorporation and Bylaws defining the rights of
          holders of the Company's Common Stock.                      *

4.2       Form of Letter to Stockholders.                             *

4.3       Form of Letter to Securities Dealers, Commercial
          Banks, Trust Companies and other Nominees.                  *

4.4       Form of Instructions as to the Use of Kinark
          Corporation Subscription Cards.                             *

4.5       Form of Subscription Card.                                  *

4.6       Form of Letter to Clients from Securities Dealers,
          Commercial Banks, Trust Companies and other Nominees.       *

4.7       Form of Notice of Guaranty Delivery.                        *

4.8       Form of Nominee Holder Certification.                       *

4.9       Form of Special Notice to Holders of Kinark
          Corporation Common Stock whose Addresses are
          Outside the United States.                                  *

5.1       Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
          as to the legality of the securities being registered.

8.1       Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
          as to the federal tax consequences to shareholders.

15.1      Letter Regarding Unaudited Interim Financial Information.

23.1 Consent of Deloitte & Touch LLP, independent auditors of the Company.

23.2 Consent of Hogan & Slovacek, P.C., independent auditors of Rogers Galvanizing Company.

23.3      Consent of Nelson Mullins Riley & Scarborough, L.L.P.
          (contained in the opinions included at Exhibits 5.1 and 8.1).

24.1 Power of Attorney of certain officers and directors of the Company (see page II-5).

*  Exhibit previously filed.